Exhibit 10.5

DATED 19 DECEMBER 2013

BRAND LOYALTY GROUP B.V.
AS THE COMPANY

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
AS COORDINATOR AND DOCUMENTATION AGENT

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
DEUTSCHE BANK NEDERLAND N.V.
ING BANK N.V.
AS BOOKRUNNING MANDATED LEAD ARRANGERS

NIBC BANK N.V.
AS MANDATED LEAD ARRANGER

ING BANK N.V.
AS AGENT

ING BANK N.V.
AS SECURITY AGENT

AND
THE LENDERS

(AS DEFINED HEREIN)

AMENDMENT AND RESTATEMENT AGREEMENT RELATING TO A EUR 75,000,000 SENIOR FACILITIES AGREEMENT ORIGINALLY DATED 4 OCTOBER 2011 AS AMENDED ON 26 JULY 2012 AND AMENDED AND RESTATED ON 17 JANUARY 2013

THIS AGREEMENT (the "Agreement") is dated 19 December 2013

BETWEEN:

(1)	BRAND LOYALTY GROUP B.V. (the "Company");

(2)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as coordinator and documentation agent (the "Coordinator");

(3)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., DEUTSCHE BANK NEDERLAND N.V. and ING BANK N.V. as bookrunning mandated lead arrangers (the "Bookrunning Mandated Lead Arrangers");

(4)	NIBC BANK N.V. as mandated lead arranger (together with the Bookrunning Mandated Lead Arrangers whether acting individually or together, the "Arranger");

(5)	ING BANK N.V. as facility agent (the "Agent");

(6)	ING BANK N.V. as security agent (the "Security Agent").; and

(7)	DEUTSCHE BANK NEDERLAND N.V., ING BANK N.V., NIBC BANK N.V., COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. and DEUTSCHE BANK LUXEMBOURG S.A. as lenders (the "Lenders").

BACKGROUND

(A)
On 4 October 2011 a EUR 75,000,000 committed revolving and uncommitted working capital facilities agreement was entered into between, among others, Brand Loyalty Group B.V. as the Company, the subsidiaries of the Company listed in Part I of Schedule 1 (The Original Parties) thereto as Original Borrowers and the Company and its subsidiaries listed in Part I of Schedule 1 (The Original Parties) thereto as Original Guarantors, Deutsche Bank Nederland N.V., ING Bank N.V. and NIBC Bank N.V. as Arranger, the financial institutions listed in Part II of Schedule 1 (The Original Parties) thereto as Original Lenders, the financial institutions listed in Part II of Schedule 1 (The Original Parties) thereto as Original Hedge Counterparties and ING Bank N.V. as Agent and as Security Agent (all as defined therein), as amended on 26 July 2012 and amended and restated on 17 January 2013 (the "Original Facilities Agreement").

(B)
On 5 November 2013, the Company has entered into a share and purchase agreement with Alliance Data Systems Corporation ("ADS") relating to the sale and purchase of (part of the) shares in the Company (the "Share Purchase Agreement").

(C)
The transaction pursuant to the Share Purchase Agreement impacts certain clauses under the Original Facilities Agreement. Furthermore ADS has requested the Company to convert its uncommitted part of the working capital facility into a committed facility. In addition, due to the current financial performance, the Company needs to adjust certain financial covenants.

(D)	Consequently, the Company requested the Lenders to amend the Original Facilities Agreement, on the conditions set out in a term sheet dated 18 November 2013 (the "Term Sheet").

(E)	The parties to this Agreement now wish to enter into this Agreement to amend certain provisions of the Original Facilities Agreement in accordance with the Term Sheet.

(F)
As certain amendments will be implemented regardless of the transactions contemplated by the Share Purchase Agreement being implemented and certain other amendments will only be effected upon completion of the transaction as contemplated by the Share Purchase Agreement and conditions precedent related thereto, the amendments are documented in two amended and restated agreements as described below.

(G)
Pursuant to Clause 2.6 (Obligor's Agent) of the Original Facilities Agreement, the Company is permitted to act as agent for each Obligor to, amongst other things, effect relevant amendments, supplements and variations of Finance Documents capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor.

(H)	The Company acts for itself and in its capacity as agent of the Obligors in this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

"Amendment and Restatement Agreement" has the meaning given thereto in the Amended and Restated Completion Facilities Agreement or the Amended and Restated Facilities Agreement, as the case may be.

"Amended and Restated Completion Facilities Agreement" means the Original Facilities Agreement as amended and restated by this Agreement as set out in Schedule 3 (Amended and Restated Completion Facilities Agreement) to this Agreement.

"Amended and Restated Facilities Agreement" means the Original Facilities Agreement as amended and restated by this Agreement as set out in Schedule 2 (Amended and Restated Facilities Agreement) to this Agreement.

"Completion Date" means the date on which the Agent confirms to the Lenders and the Company that it has received each of the documents listed in Schedule 1(B) (Conditions Precedent to Completion Date) in a form and substance satisfactory to the Agent.

"Italian Guarantor" means Brand Loyalty Italia S.p.A.

"Second Effective Date" means the date on which the Agent confirms to the Lenders and the Company that it has received each of the documents listed in Schedule 1(A) (Conditions Precedent to Second Effective Date) in a form and substance satisfactory to the Agent.

1.2	Incorporation of defined terms

(a)	Unless a contrary indication appears, a term defined in any other Finance Document has the same meaning in this Agreement.

(b)	The principles of construction set out in the Original Facilities Agreement shall have effect as if set out in this Agreement.

1.3	Clauses

In this Agreement any reference to a "Clause" is, unless the context otherwise requires, a reference to a Clause to this Agreement.

1.4	Third party rights

Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

1.5	Designation

In accordance with the Original Facilities Agreement, each of the Company and the Agent designate this Agreement (including, for the avoidance of doubt, all Schedules hereto) as a Finance Document.

2.	AMENDMENT AND RESTATEMENT

(a)
With effect from the Second Effective Date, the Original Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Facilities Agreement) and, accordingly, each of the Parties agrees that, (in the case of the Obligors' Agent) on behalf of the Obligors, and (in the case of the Agent) on behalf of the other Finance Parties, with effect from (and including) the Second Effective Date, they shall have the rights and take on the obligations ascribed to them under the Amended and Restated Facilities Agreement.

(b)
With effect from the Completion Date, the Amended and Restated Facilities Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 3 (Amended and Restated Completion Facilities Agreement) and, accordingly, each of the Parties agrees that, (in the case of the Obligors' Agent) on behalf of the Obligors, and (in the case of the Agent) on behalf of the other Finance Parties, with effect from (and including) the Completion Date, they shall have the rights and take on the obligations ascribed to them under the Amended and Restated Completion Facilities Agreement.  The Agent will promptly notify the Obligors' Agent and the Lenders of the occurrence of the Completion Date.  For the avoidance of doubt, if the Completion Date has not occured before 31 March 2014 (the "Long

Stop Date"), the Amended and Restated Facilities Agreement shall not be amended and restated as set out in Schedule 3 (Amended and Restated Completion Facilities Agreement), but shall continue to be read and construed for all purposes as set out in Schedule 2 (Amended and Restated Facilities Agreement), which has taken effect on the Second Effective Date.

3.	AUTHORITY

(a)	The Company confirms for the benefit of the Finance Parties that:

(i)
pursuant Clause 2.6 (Obligor's Agent) of the Original Facilities Agreement, it is authorised to enter into this Agreement on behalf of each of the other Obligors and that any amendments so agreed to by it are binding on each of the other Obligors; and

(ii)	it has informed each of the other Obligors of the amendments effected pursuant to this Agreement and has provided a copy of this Agreement and the Original Facilities Agreement.

4.	TEMPORARY WAIVER ARISING FROM TRANSFER OF OWNERSHIP

(a)
In accordance with Clause 39 (Amendments and Waivers) of the Amended and Restated Facilities Agreement, the Agent (acting on the instruction of the Majority Lenders) hereby acknowledges and agrees that in connection with the transfer of shares in the capital of Company to ADS Apollo Holdings B.V., the approval and registration of such transfer shall be permitted for the purposes of the Amended and Restated Facilities Agreement and, if and to the extent that in the period up to the Completion Date any covenant, undertaking, representation or warranty of any of the Obligors would thereby be breached or otherwise not complied with under any such document as consequence of the entry into or the performance or the completion of the transfer, the same is hereby waived.

(b)	The waiver as set out in paragraph (a) above:

(i)	shall only apply up to and including the earlier of (1) the Completion Date and (2) the Long Stop Date; and

(ii)
shall only apply to the matters specifically referred to in paragraph (a) and, save as amended by Clause 2(a) of this Agreement, all the other provisions and terms of the Amended and Restated Facilities Agreement remain and shall continue in full force and effect.

5.	CONFIRMATION OF GUARANTEE AND SECURITY

5.1	Confirmation of Guarantee Obligations

For the avoidance of doubt, the Company hereby (on behalf of itself and each Obligor) confirms for the benefit of the Finance Parties that, with effect from the Second Effective Date and with effect from the Completion Date and notwithstanding the designation of any new document as a Finance Document or any additions, amendments, novation, substitution, or supplements of or to the Finance Documents or the imposition of any amended, new or more onerous obligations under the Finance Documents in relation to any Obligor (including, without limitation the amendment and restatement of the Original Facilities Agreement pursuant to this Agreement) the guarantee and indemnity obligations given by it pursuant to clause 19 (Guarantee and Indemnity) of the Original Facilities Agreement shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Amendment and Restatement) and (b) extend to any new obligations assumed by any Obligor under the Finance Documents (as amended) as a result of this Agreement (including, but not limited to, under the Amended and Restated Facilities Agreement or the Amended and Restated Completion Facilities Agreement, as the case may be).

5.2	Exclusion of Novation Effect (Effetto Novativo)

For the avoidance of doubt and for the purposes of Italian law, the Company (on behalf of the Italian Guarantor), on one side, and the Coordinator, the Bookrunning Mandated Lead Arrangers, the Arranger, the Agent and Lenders, on the other side, reciprocally acknowledge and confirm that the amendment and restatement of the Original Facilities Agreement pursuant to this Agreement shall not constitute, and shall not be construed as, a novation (novazione) of, or have a novative effect (effetto novativo) on, the obligations expressed to be assumed by the Italian Guarantor under the Original Facilities Agreement.

5.3	Confirmation of Security

For the avoidance of doubt, the Company hereby (on behalf of itself and each Obligor) confirms for the benefit of the Finance Parties that, the Transaction Security created by it pursuant to each Transaction Security Document to which such Obligor is a party shall (a) remain in full force and effect notwithstanding the amendments referred to in Clause 2 (Amendment and Restatement) and (b) continue to secure its Secured Obligations under the Finance Documents as amended (including, but not limited to, under the Amended and Restated Facilities Agreement or the Amended and Restated Completion Facilities Agreement, as the case may be).

6.	REPRESENTATIONS

All representations and warranties as set out in clause 20 (Representations) of the Original Facilities Agreement are deemed to be made by each Obligor on:

(a)	the date of this Agreement;

(b)	the Second Effective Date and

(c)	the Completion Date.

7.	CONTINUITY AND FURTHER ASSURANCE

7.1	Continuing obligations

The provisions of the Original Facilities Agreement and the other Finance Documents shall, save as amended by this Agreement, continue in full force and effect.

7.2	Further assurance

Each Obligor shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.

8.	INTEREST, FEES, COSTS AND EXPENSES

8.1	Amendment fee

On the earlier of (i) the Second Effective Date and (ii) 1 February 2014, the Company shall pay to the Agent an amendment fee computed at the rate of 0.50 per cent. on the total amount of the Facilities.

8.2	Transaction expenses

The Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.

8.3	Enforcement costs

The Company shall, on demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, this Agreement.

9.	MISCELLANEOUS

For the purposes of the transparency provisions set forth in the CICR Resolution of 4 March 2003, as amended from time to time, and in the "Disposizioni sulla trasparenza delle operazioni e dei servizi bancari e finanziari. Correttezza delle relazioni tra intermediari e clienti" (Transparency regulation relating to financial/banking transaction and services. Fair relationship among intermediaries and clients) issued by the Bank of Italy and as amended from time to time, each Party hereby acknowledges and confirms that:

(i)	it has appointed and has been assisted by its respective legal counsel in connection with the negotiation, preparation and execution of this Agreement; and

(ii)
this Agreement, the Amended and Restated Facilities Agreement or the Amended and Restated Completion Facilities Agreement, as the case may be, and all of their terms and conditions, including the recitals and the schedules thereto, have been specifically negotiated ("oggetto di trattativa individuale") (which has been specifically negotiated) between the Parties.

10.	INCORPORATION OF TERMS

The provisions of clause 35 (Notices), clause 37 (Partial Invalidity) and clause 38 (Remedies and Waivers) of the Amended and Restated Facilities Agreement or of the Amended and Restated Completion Facilities Agreement, as the case may be, shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" or "the Finance Documents" are references to this Agreement.

11.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

12.	GOVERNING LAW AND JURISDICTION

12.1	Governing law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of The Netherlands.

12.2	Jurisdiction

The Courts (Rechtbank) of Amsterdam, The Netherlands, subject to ordinary appeal (hoger beroep) and final appeal (cassatie) shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes (respectively "Proceedings" and "Disputes") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) and, for such purposes, each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SIGNATURES

The Company, the Company, for itself and on behalf the others Obligors as Obligor's Agent

BRAND LOYALTY GROUP B.V.

By: /s/ C.M.P. Mennen-Vermeule	By:
Name: C.M.P. Mennen-Vermeule Director	Name:

The Agent

ING BANK N.V.

By: /s/ R. Wennink	By: /s/ J. Kroeks
Name: R. Wennink	Name: J. Kroeks

The Security Agent

ING BANK N.V.

By: /s/ R. Wennink	By: /s/ J. Kroeks
Name: R. Wennink	Name: J. Kroeks

The Coordinator

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By: /s/ J.A. P. van der Heiden	By: /s/ E.G. Kamphof
Name: J.A.P. van der Heiden Executive Director Proxy AB	Name: Mw. E.G. Kamphof

The Bookrunning Mandated Lead Arrangers

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By: /s/ J.A.P. van der Heiden	By: /s/ E.G. Kamphof
Name: J.A.P. van der Heiden Executive Director Proxy AB	Name: Mw. E.G. Kamphof

DEUTSCHE BANK NEDERLAND N.V.

By: /s/ J.P.F. Nouws	By: /s/ F. de Haas
Name: J.P.F. Nouws	Name: F. de Haas

ING BANK N.V.

By: /s/ R. Wennink	By: /s/ J. Kroeks
Name: R. Wennink	Name: J. Kroeks

The Arranger

NIBC BANK N.V.

By: /s/ Mark J. Draaisma	By: /s/ Rob ten Heggeler
Name: Mark J. Draaisma	Name: Rob ten Heggeler

The Lenders

DEUTSCHE BANK NEDERLAND N.V.

By: /s/ J.P.F. Nouws	By: /s/ F. de Haas
Name: J.P.F. Nouws	Name: F. de Haas

ING BANK N.V.

By: /s/ R. Wennink	By: /s/ J. Kroeks
Name: R. Wennink	Name: J. Kroeks

NIBC BANK N.V.

By: /s/ Mark J. Draaisma	By: /s/ Rob ten Heggeler
Name: Mark J. Draaisma	Name: Rob ten Heggeler

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By: /s/ J.A.P. van der Heiden	By: /s/ E.G. Kamphof
Name: J.A.P. van der Heiden Executive Director Proxy AB	Name: Mw. E.G. Kamphof

DEUTSCHE BANK LUXEMBOURG S.A.

By: /s/ C. Koch	By: /s/ Lewalski
Name: C. Koch	Name: Lewalski

SCHEDULE 3 AMENDED AND RESTATED COMPLETION FACILITIES AGREEMENT
DATED 4 OCTOBER 2011 AS AMENDED ON 26 JULY 2012 AND AMENDED AND RESTATED ON 17 JANUARY 2013 AND AS FURTHER AMENDED AND RESTATED ON 19 DECEMBER 2013 ]

EUR 150,000,000
SECURED FACILITIES AGREEMENT
FOR
BRAND LOYALTY GROUP B.V.
ARRANGED BY
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.,
DEUTSCHE BANK NEDERLAND N.V., ING BANK N.V. AND NIBC BANK N.V.
WITH
COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
ACTING AS COORDINATOR AND DOCUMENTATION AGENT

ING BANK N.V.
ACTING AS AGENT
AND
ING BANK N.V.
ACTING AS SECURITY AGENT

COMMITTED TERM AND REVOLVING WORKING CAPITAL FACILITIES AGREEMENT

THIS AGREEMENT is originally dated 4 October 2011 as amended pursuant to the Amendment Agreement and as amended and restated pursuant to: (i) the Amendment and Restatement Agreement and as further amended and restated pursuant (ii) the Second Amendment and Restatement Agreement as of the Completion Date BETWEEN:

(1)	BRAND LOYALTY GROUP B.V. (the "Company");

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company the "Original Borrowers");

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the "Original Guarantors");

(4)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as coordinator and documentation agent (the "Coordinator");

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., DEUTSCHE BANK NEDERLAND N.V. and ING BANK N.V. as bookrunning mandated lead arrangers (the "Bookrunning Mandated Lead Arrangers");

(6)	NIBC BANK N.V. as mandated lead arranger (together with the Bookrunning Mandated Lead Arrangers whether acting individually or together, the "Arranger");

(7)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the "Original Lenders");

(8)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Hedge Counterparties) as hedge counterparties (the "Original Hedge Counterparties");

(9)	ING BANK N.V. as facility agent of the other Finance Parties (the "Agent"); and

(10)	ING BANK N.V. as security agent for the Secured Parties (the "Security Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

"Accounting Reference Date" means 31 December.

"Acquisition Target" has the meaning given to that term in Clause 22.8 (Acquisitions).

"Additional Borrower" means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Additional Obligor" means an Additional Borrower or an Additional Guarantor.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company, including, for the avoidance of doubt, in case of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., any related or member bank (aangesloten bank) of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A.

"Affiliate Accession Undertaking" means an undertaking in the form set out in 10 (Affiliate Accession Undertaking).

"Amendment Agreement" means the amendment agreement dated 26 July 2012 between, among others, the Lenders, the Agent and the Company.

"Amendment and Restatement Agreement" means the amendment and restatement agreement dated 17 January 2013 between, among others, the Lenders, the Agent and the Company.

"Ancillary Commencement Date" means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Availability Period applicable to the Facility under which that Ancillary Facility is provided.

"Ancillary Commitment" means, in relation to an Ancillary Lender and an Ancillary Facility provided under the Revolving Facility, the maximum amount which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility provided under the Revolving Facility and which has been authorised as such under Clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

"Ancillary Document" means each document relating to or evidencing the terms of an Ancillary Facility.

"Ancillary Facility" means any ancillary facility made available by an Ancillary Lender in accordance with Clause 6 (Ancillary Facilities).

"Ancillary Facility Termination Date" means, in respect of any Lender the date on which that Lender, in its sole discretion, notifies the Company of its decision to cancel and demand repayment of the amounts outstanding under any Ancillary Facility.

"Ancillary Lender" means each Lender (or Affiliate of a Lender) which makes available an Ancillary Facility in accordance with Clause 6 (Ancillary Facilities).

"Ancillary Outstandings" means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) of the following amounts outstanding under that Ancillary Facility:

(a)	the principal amount under each overdraft facility and on demand short term loan facility (net of any Available Credit Balance);

(b)	the face amount of each guarantee, bond and letter of credit under that Ancillary Facility; and

(c)	the amount fairly representing the aggregate exposure (excluding interest and similar charges) of that Ancillary Lender under each other type of accommodation provided under that Ancillary Facility, in each case as determined by such Ancillary Lender in accordance with the relevant Ancillary Document or normal banking practice.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Available Credit Balance" means, in relation to an Ancillary Facility, credit balances on any account of any Borrower of that Ancillary Facility with the Ancillary Lender making available that Ancillary Facility to the extent that those credit balances are freely available to be set off by that Ancillary Lender against liabilities owed to it by that Borrower under that Ancillary Facility.

"Availability Period" means:

(a)	in relation to the Term Facility, the period from and including the Effective Date to and including the date falling 3 Months after the Effective Date;

(b)	in relation to the Revolving Facility, the period from and including the date of this Agreement to and including the date falling 3 Months prior to the Termination Date; and

(c)	in relation to any Ancillary Facility, the period from and including the date of this Agreement to the Ancillary Facility Termination Date.

"Available Commitment" means, in relation to a Facility, a Lender's Commitment minus (subject as set out below):

(a)
the amount of its participation in any outstanding Loans under that Facility, and, in the case of the Revolving Facility only, the aggregate of its (and its Affiliate's) Ancillary Commitments under any Ancillary Facilities provided under the Revolving Facility; and

(b)
in relation to any proposed Utilisation, the amount of its participation in any other Loans that are due to be made under that Facility on or before the proposed Utilisation Date and, in the case of the Revolving Facility only, the amount of its (and its Affiliate's) Ancillary Commitments in relation to any new Ancillary Facility that is due to be provided under the Revolving Facility on or before the proposed Utilisation Date.

For the purposes of calculating a Lender's Available Commitment in relation to any proposed Revolving Loan only, the following amounts shall not be deducted from that Lender's Revolving Facility Commitment:

(i)	that Lender's participation in any Revolving Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date; and

(ii)
that Lender's (and its Affiliate's) Ancillary Commitments under any Ancillary Facilities provided under the Revolving Facility to the extent that they are due to be reduced or cancelled on or before the proposed Utilisation Date.

"Available Revolving Facility" means the aggregate for the time being of each Lender's Available Commitment in respect of the Revolving Facility.

"Available Term Facility" means the aggregate for the time being of each Lender's Available Commitment in respect of the Term Facility.

"Base Case Model" means the financial model including profit and loss, balance sheet and cashflow projections in agreed form relating to the Group prepared by the Company and delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent).

"Borrower" means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors) and, in respect of an Ancillary Facility only, any Affiliate of a Borrower that becomes a borrower of that Ancillary Facility with the approval of the relevant Lender pursuant to Clause 6.9 (Affiliates of Borrowers).

"Borrowings" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Break Costs" means the amount (if any) by which:

(a)
the interest, excluding the Margin, which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Budget" means:

(a)
in relation to the period beginning on 1 January 2013 and ending on 31 December 2013, the Base Case Model in agreed form to be delivered by the Company to the Agent pursuant to Clause 4.1 (Initial conditions precedent); and

(b)	in relation to any other period, any budget delivered by the Company to the Agent in respect of that period pursuant to Clause 20.4 (Budget).

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in Amsterdam, Frankfurt am Main and Luxembourg, and any TARGET Day.

"Cash" means, at any time, cash denominated in any currency used in the jurisdiction of incorporation of each member of the Group, or used in the jurisdiction where the Group has a branch office, in hand or at bank and (in the latter case) credited to an account in the name of an Obligor with a Lender and to which an Obligor is alone (or together with other Obligors) beneficially entitled and for so long as:

(a)	that cash is repayable on demand;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any member of the Group or of any other person whatsoever or on the satisfaction of any other condition;

(c)
there is no Security over that cash except for Transaction Security or any Security permitted in this Agreement constituted by a netting or set-off arrangement entered into by members of the Group in the ordinary course of their banking arrangements; and

(d)	the cash is freely and immediately available to be applied in repayment or prepayment of the Facilities.

"Cash Equivalent Investments" means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by a Lender;

(b)
any investment in marketable debt obligations issued or guaranteed by the government of any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(d)
any investment in money market funds which (i) have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, (ii) which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above and (iii) can be turned into cash on not more than 30 days' notice; or

(e)	any other debt security approved by the Majority Lenders,

in each case, denominated in EUR to which any member of the Group is alone (or together with other members of the Group beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than Security arising under the Security Documents).

"Charged Property" means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

"Close-Out Netting" means:

(a)
in respect of a Hedging Agreement based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set-off (as defined in the 1992 ISDA Master Agreement);

(b)
in respect of a Hedging Agreement based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement; and

(c)
in respect of a Hedging Agreement not based on an ISDA Master Agreement, any step involved on a termination of the hedging transactions under that Hedging Agreement pursuant to any provision of that Hedging Agreement which has a similar effect to either provision referenced in paragraph (a) and paragraph (b) above.

"Commitment" means a Term Facility Commitment, a Revolving Facility Commitment and an Ancillary Commitment.

"Completion Date" has the meaning given thereto in the Second Amendment and Restatement Agreement.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Confidential Information" means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 39 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 8 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Credit Related Close-Out" means any Permitted Hedge Close-Out which is not a Non-Credit Related Close-Out.

"Current Assets" means any trade receivables and stock.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Defaulting Lender" means any Lender:

(a)	which has failed to make its participation in a Loan available (or has notified the Agent or the Company (which has notified the Agent) that it will not make its participation in a Loan available) by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

"Designated Gross Amount" means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Gross Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Designated Net Amount" means the amount notified by the Company to the Agent upon the establishment of a Multi-account Overdraft as being the maximum amount of Net Outstandings that will, at any time, be outstanding under that Multi-account Overdraft.

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Dormant Subsidiary" means a member of the Group which does not trade (for itself or as agent for any person) and does not own, legally or beneficially, assets (including, without limitation, indebtedness owed to it) which in aggregate have a value of EUR 20,000 or more or its equivalent in other currencies

"Effective Date" has the meaning given thereto in the Amendment and Restatement Agreement.

"Environmental Claim" means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law" means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits" means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"EURIBOR" means in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)
(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market;

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan and, if any such rate is below zero. EURIBOR will be deemed to be zero.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Existing Financial Indebtedness" means:

(a)	the facilities agreement dated 28 October 2010 between NIBC Bank N.V. and Brand Loyalty Holding B.V. in an aggregate amount of EUR 25,000,000; and

(b)	the facilities agreement dated 27 October 2010 between Deutsche Bank Nederland N.V. and Brand Loyalty Holding B.V. and certain of its subsidiaries in an aggregate amount of EUR 55,000, 000.

"Existing Security"  means any and all Security and guarantees granted in favour of NIBC Bank N.V. and Deutsche Bank Nederland N.V. (as the case may be) under and in relation to the Existing Financial Indebtedness.

"Facilities" means the Term Facility and the Revolving Facility.

"Facility Office" means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"FATCA" means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or

(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

"Fee Letter" means:

(a)	any letter or letters dated on or about the date of this Agreement (as amended and restated from time to time) between the Arranger and the Company (or the

Agent and the Company or the Security Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees); and

(b)	any other agreement setting out fees referred to in Clause 2.3 (Increase) or Clause 12.5 (Interest, commission and fees on Ancillary Facilities).

"Finance Document" means this Agreement, the Amendment Agreement, the Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement, the Security Documents, any Fee Letter, any Hedging Agreement, any Accession Letter, any Resignation Letter, any Selection Notice, any Ancillary Document and any other document designated as a "Finance Document" by the Agent and the Company provided that where the term "Finance Document" is used in, and construed for the purposes of, this Agreement, a Hedging Agreement shall be a Finance Document only for the purposes of:

(a)	the definition of "Material Adverse Effect";

(b)	the definition of "Security Document";

(c)	paragraph (a)(iv) of Clause 1.2 (Construction);

(d)	Clause 18 (Guarantee and Indemnity);

(e)	Clause 27.2 (Parallel Debt);

(f)	Clause 33 (Application of Proceeds); and

(g)	Clause 23 (Events of Default) (other than Clause 23.33 (Acceleration)).

"Finance Party" means the Agent, the Coordinator, the Arranger, the Security Agent, a Lender, a Hedge Counterparty or any Ancillary Lender provided that where the term "Finance Party" is used in, and construed for the purposes of, this Agreement a Hedge Counterparty shall be a Finance Party only for the purposes of:

(a)	the definition of "Secured Parties";

(b)	paragraph (a)(i) of Clause 1.2 (Construction);

(c)	paragraph (c) of the definition of Material Adverse Effect;

(d)	Clause 18 (Guarantee and Indemnity);

(e)	Clause 27.2 (Parallel Debt); and

(f)	Clause 29 (Conduct of business by the Finance Parties).

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, commercial papers, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(i)	any amount raised by the issue of redeemable shares;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

"Financial Quarter" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Financial Year" has the meaning given to that term in Clause 21.1 (Financial definitions).

"French Borrower" means a Borrower incorporated in France.

"French Guarantor" means a Guarantor incorporated in France.

"French Obligor" means a French Borrower or a French Guarantor.

"GAAP" means generally accepted accounting principles in The Netherlands including IFRS.

"Gross Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft but calculated on the basis that the words "(net of any Available Credit Balance)" in paragraph (a) of the definition of "Ancillary Outstandings" were deleted.

"Group" means the Company and its Subsidiaries for the time being, but excluding any Ringfenced Entity.

"Group Structure Chart" means the group structure chart showing:

(a)	all members of the Group, including current name and company registration number, its jurisdiction of incorporation and/or establishment and a list of shareholders;

(b)	any person in which any member of the Group holds shares in its issued share capital or equivalent ownership interest of such person.

"Guarantor" means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Hedge Counterparty" means:

(a)	any Original Hedge Counterparty; and

(b)	any entity which has become a Party as a Hedge Counterparty in accordance with Clause 28.1 (Accession of Hedge Counterparties).

"Hedge Counterparty Accession Undertaking" means an undertaking in the form set out in Schedule 11 (Hedge Counterparty Accession Undertaking).

"Hedging Agreement" means any master agreement, confirmation, schedule or other agreement entered into or to be entered into by the Borrowers and a Hedge Counterparty for the purpose of hedging the types of liabilities and/or risks in relation to the Facilities which, at the time that that master agreement, confirmation, schedule or other agreement (as the case may be) is entered into, a Hedging Letter permits to be hedged.

"Hedging Letter" means

(a)
the letter dated on or before the date of this Agreement and made between the Agent and the Company describing the hedging arrangements to be entered into in respect of the interest rate liabilities and/or the exchange rate risks of the Borrowers of, and in relation to, the Term Facility and the Revolving Facility; and

(b)
the letter dated on or about the Effective Date and made between the Agent, the Hedge Coordinator (as defined therein) and the Company describing the hedging arrangements (to be) entered into in respect of the interest rate liabilities and/or the exchange rate risks of the Borrowers of, and in relation to, the Facilities.

"Hedging Liabilities" means all obligations at any time due, owing or incurred by any Obligor to any Hedge Counterparty under the Hedging Agreements, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity.

"Holding Company" means, in relation to a person, any other person in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

"Impaired Agent"  means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent, unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 12 (Form of Increase Confirmation).

"Increase Lender" has the meaning given to that term in Clause 2.3 (Increase).

"Insolvency Event" in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official, all other than by way of Undisclosed Administration;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to an Undisclosed Administration, a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, all other than by way of Undisclosed Administration;

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

"Intellectual Property" means any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered, and the benefit of all applications and rights to use such assets of each Obligor.

"Inter-Hedging Agreement Netting" means the exercise of set-off, account combination, close-out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedge Counterparty against liabilities owed to an Obligor by that Hedge Counterparty under a Hedging Agreement in respect of Hedging Liabilities owed to that Hedge Counterparty by that Obligor under another Hedging Agreement.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"Italian Civil Code" means the Italian civil code, enacted by Royal Decree No. 262 of 16 March 1942, as subsequently amended and supplemented.

"Italian Obligor" means an Obligor which is incorporated under the laws of Italy.

"Japanese Guarantor" means a Guarantor which is incorporated or established under the laws of Japan.

"Joint Venture" means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

"Lender" means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with Clause 2.3 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LMA" means the Loan Market Association.

"Loan" means a Term Loan or an Revolving Loan.

"Majority Lenders" means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the aggregate Commitments (or, if the aggregate Commitments have been reduced to zero, aggregated more than 66 2/3% of the aggregate Commitments immediately prior to the reduction).

"Mandatory Cost" means, in relation to any Lender the percentage rate per annum notified by that Lender to the Agent. This percentage rate per annum must be certified by that Lender in its notice to the Agent as its reasonable determination of cost (expressed as a percentage of that Lender's share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank.

"Margin" means in relation to any Term Loan and any Revolving Loan, 3.00 per cent. per annum,

but if:

(a)	no Default has occurred and is continuing;

(b)	a period of at least 6 Months has expired since the Effective Date; and

(c)	Senior Net Leverage in respect of the most recently completed Relevant Period is within a range set out below,

then the Margin  for each Term Loan and Revolving Loan will be the percentage per annum set out below in the column opposite that range:

Senior Net Leverage	Term Facility and Revolving Facility Margin % p.a.
Less than 3.00:1.00 but greater than or equal to 2.75:1.00	3.00
Less than 2.75:1.00 but greater than or equal to 2.25:1.00	2.75
Less than 2.25:1.00 but greater than or equal to 1.75:1.00	2.50
Less than 1.75:1.00 but greater than or equal to 1.25:1.00	2.25
Less than 1.25:1.00	2.00

However:

(i)
any increase or decrease in the Margin applicable to a Loan shall take effect on the date which is the first day of the next Interest Period for that Loan following receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 20.2 (Compliance Certificate) or, in case no Loan is outstanding under the relevant Facility, any increase or decrease in the Margin for that Facility shall take effect on the date which is 5 Business Days after receipt by the Agent of the Compliance Certificate for that Relevant Period pursuant to Clause 20.2 (Compliance Certificate); and

(ii)	if, following receipt by the Agent of the annual audited financial statements of the Group and related Compliance Certificate, those statements and Compliance Certificate do not confirm the basis for:

(A)
a reduced Margin, then paragraph (b) of Clause 9.2 (Payment of interest) shall apply and the Margin for that Loan shall be the percentage per annum determined using the table above and the revised ratio of Senior Net Leverage calculated using the figures in the Compliance Certificate; or

(B)
an increased Margin, then, provided that the Lenders are also the Original Lenders, paragraph (c) of Clause 9.2 (Payment of interest) shall apply, and the Lenders shall reimburse the Company the amount received by the Lenders in excess of the amount of interest the Lenders should have received had the appropriate rate applied during such period;

(iii)	while:

(A)	an Event of Default is continuing; or

(B)	the Company failed to supply a Compliance Certificate to the Agent in accordance with Clause 20.2 (Compliance Certificate),

the Margin for each Loan shall be the highest percentage per annum set out above for such Loan; and

(iv)	for the purpose of determining the Margin, Senior Net Leverage and Relevant Period shall be determined in accordance with Clause 21.1 (Financial definitions).

"Material Adverse Effect" means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)
the validity or enforceability of, or the effectiveness or ranking of any Transaction Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

"Material Company" means:

(a)	an Obligor;

(b)	a wholly-owned member of the Group that holds shares in an Obligor; or

(c)
a Subsidiary of the Company which has earnings before interest, tax, depreciation and amortisation calculated on the same basis as EBITDA (as defined in Clause 21.1 (Financial definitions) representing 10 % or more of EBITDA (as defined in Clause 21.1 (Financial definitions) of the Group, calculated on a consolidated basis.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multi-account Overdraft" means an Ancillary Facility which is an overdraft facility comprising more than one account.

"Net Outstandings" means, in relation to a Multi-account Overdraft, the Ancillary Outstandings of that Multi-account Overdraft.

"New Equity" means the proceeds of any issue of shares by the Company permitted under Clause 22.20 (Share capital) which proceeds are to be applied in accordance with and for the purposes as set out in Clause 21.4 (Equity cure).

"New Lender" has the meaning given to that term in Clause 24 (Changes to the Lenders).

"Non-Consenting Lender" has the meaning given to that term in Clause 38.5 (Replacement of a Lender).

"Non-Cooperative Jurisdiction" means, in relation to an Obligor established in France for tax purposes, a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.

"Non-Credit Related Close-Out" means a Permitted Hedge Close-Out described in any of paragraphs (a)(i) or (a)(iii) of Clause  28.8 (Permitted enforcement by  Hedge Counterparties).

"Obligor" means a Borrower or a Guarantor.

"Original Financial Statements" means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the Financial Year ended 2011; and

(b)	to the extent available, in relation to each Original Obligor other than the Company, its audited financial statements for its Financial Year ended 2011.

"Original Obligor" means an Original Borrower or an Original Guarantor.

"Participating Member State" means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Payment Netting" means:

(a)	in respect of a Hedging Agreement based on an ISDA Master Agreement, netting under section 2(c) of the relevant ISDA Master Agreement; and

(b)
in respect of a Hedging Agreement not based on an ISDA Master Agreement, netting pursuant to any provision of that Hedging Agreement which has a similar effect to the provision referenced in paragraph (a) above.

"Permitted Gross Outstandings" means, in relation to a Multi-account Overdraft, any amount, not exceeding its Designated Gross Amount, which is the amount of the Gross Outstandings of that Multi-account Overdraft.

"Permitted Hedge Close-Out" means, in relation to a hedging transaction under a Hedging Agreement, a termination or close-out of that hedging transaction which is permitted pursuant to Clause 29.8  (Permitted enforcement by Hedge Counterparties).

"Qualifying Lender" has the meaning given to it in Clause 13 (Tax gross-up and indemnities).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks" means the principal office (i) in Amsterdam of ING Bank N.V., (ii) in Utrecht of Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., (iii) in Luxembourg of Deutsche Bank Luxembourg S.A. and (iv) in The Hague of NIBC Bank N.V. or such other banks as may be appointed by the Agent in consultation with the Company.

"Related Fund" in relation to a fund (the "first fund"), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

"Relevant Interbank Market" means the European interbank market.

"Relevant Jurisdiction" means:

(a)	the jurisdiction of incorporation of each Material Company; and

(b)	the jurisdiction where any asset subject to or intended to be subject to the Transaction Security is situated.

"Relevant Period" has the meaning given to that term in Clause 21.1 (Financial definitions).

"Repayment Date" means each of the repayment dates referred to in Clause 7.1 (Repayment of Term Loans).

"Repeating Representations" means each of the representations set out in Clauses 19.1 (Status) to 19.6 (Governing law and enforcement), Clause 19.10 (No default),

paragraph (b) of Clause 19.11 (No misleading information), Clause 19.12 (Financial statements), Clause 19.13 (No proceedings pending or threatened), Clause 19.19 (Ranking) to Clause 19.21 (Legal and Beneficial Owner) and Clause 19.26 (Centre of main interests and establishments).

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

"Resignation Letter" means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

"Revolving Facility" means the EUR 87,000,000 revolving loan facility made available under this Agreement as described in Clause 2.2 (The Revolving Facility).

"Revolving Facility Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Revolving Facility Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Revolving Loan" means a loan made or to be made under the Revolving Facility or the principal amount outstanding for the time being of that loan.

"Ringfenced Entity" means any entity which:

(a)	does not have the benefit of any Security or guarantees granted by any member of the Group;

(b)	is not directly or indirectly financed (including by way of any form of further equity) by or otherwise financially supported by any member of the Group; and

(c)	does not and its creditors do not have any recourse to any member of the Group.

"Rollover Loan" means one or more Revolving Loans:

(a)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Loan; and

(c)	made or to be made available under the same Facility as the maturing Revolving Loan; and

(d)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan.

"Screen Rate" means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"Second Amendment and Restatement Agreement" means the amendment and restatement agreement dated 19 December 2013 between the parties relating to this Agreement.

"Secured Obligations" means all obligations at any time due, owing or incurred by any Obligor to any Secured Party under the Finance Documents, whether present or future, actual or contingent (and whether incurred solely or jointly and whether as principal or surety or in some other capacity).

"Secured Parties" means the Security Agent, the Agent, each Lender, the Arranger, each Hedge Counterparty and each Ancillary Lender (including any Affiliate of a Lender which is an Ancillary Lender) from time to time party to this Agreement.

"Security" means a mortgage, charge, pledge, lien, assignment or transfer for security purposes or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Security Documents" means:

(a)
each of the documents listed as being a Security Document in paragraph 3 of Part I of Schedule 2 (Conditions Precedent) of this Agreement and any document required to be delivered to the Agent under paragraph 12 of Part II of Schedule 2 (Conditions Precedent);

(b)	each of the documents listed as being a Security Document in paragraph 3(a) of Schedule 2 (Conditions Precedent to the Effective Date) of the Amendment and Restatement Agreement; and

(c)
any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

"Selection Notice" means a notice substantially in the form set out in Part II of  Schedule 3 (Requests and Notices) given in accordance with Clause 10 (Interest Periods) in relation to a Term Facility.

"Senior Management" means each and all of Mr. H.W.M. van der Wallen, Mr. J.J.J. Rikken, Mr. A.N. Dixon, Mr. P.N. Spanton and Mrs. C.M.P. Mennen-Vermeule and any functional replacement of such persons.

"Separate Loan" has the meaning given to that term in Clause 7 (Repayment).

"Service Contract" means a service contract of each member of Senior Management in agreed form.

"Specified Time" means a time determined in accordance with Schedule 9 (Timetables).

"Subsidiary" means in relation to any person incorporated in The Netherlands a subsidiary (dochtermaatschappij) within the meaning of Section 24a of Book 2 of the Dutch Civil Code, and in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for the purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

Subordinated Shareholder Loan" means any subordinated shareholder loan on arms' length terms made available to the Company by one or more of the members of Coöperatie Brand Loyalty U.A. which is subordinated in full to the rights of the Finance Parties in form and substance satisfactory to the Finance Parties.

"Subordinated Shareholder Loan Agreement" means any subordinated shareholder loan agreement on arms' length terms made between the relevant member(s) of Coöperatie Brand Loyalty U.A. as subordinated lender(s) and the Company as subordinated borrower pursuant to which a Subordinated Shareholder Loan is made available to the Company.

"Swiss Guarantor" has the meaning given to that term in Clause 18.12 (Swiss Guarantee Limitations).

"Swiss Withholding Tax" means taxes imposed under the Swiss Withholding Tax Act.

"Swiss Withholding Tax Act" means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

"TARGET Day" means any day on which TARGET2 is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Confirmation" shall have the meaning ascribed to it in Clause 13 (Tax Gross Up and Indemnities).

"TEG Letter" means a letter substantially in the form set out in Schedule 13 (Form of TEG Letter).

"Term Facility" means the EUR 63,000,000 term loan facility made available under this Agreement as described in Clause 2.1 (The Term Facility).

"Term Facility Commitment" means:

(a)
in relation to an Original Lender, the amount set opposite its name under the heading "Term Facility Commitment" in Part II of Schedule 1 (The Original Parties) and the amount of any other Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase); and

(b)	in relation to any other Lender, the amount of any Term Facility Commitment transferred to it under this Agreement or assumed by it in accordance with Clause 2.3 (Increase),

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Term Loan" means a loan made or to be made under the Term Facility or the principal amount outstanding for the time being of that loan.

"Termination Date" mean 31 December 2015.

"Transaction Security" means the Security created or expressed to be created in favour of the Security Agent and/or the Secured Parties (or any of them) pursuant to the Security Documents.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Transfer Certificate.

"Treasury Transactions" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Undisclosed Administration" means, in relation to a Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

"Utilisation" means a utilisation of the Term Facility or the Revolving Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Part I of Schedule 3 (Requests and Notices).

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)
the "Agent", the "Coordinator", the "Arranger", the "Security Agent", any "Finance Party", any "Secured Party", any "Lender", any "Hedge Counterparty", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents and, in the case of the Security Agent, any person for the time being appointed as Security Agent or Security Agents in accordance with this Agreement;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	"director" includes any statutory legal representative(s) (organschaftlicher Vertreter) of a person pursuant to the laws of its jurisdiction of incorporation, including but not limited to, in relation to a person incorporated or established in Germany, a managing director (Geschäftsführer) or member of the board of directors (Vorstand);

(iv)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(v)
"guarantee" means (other than in Clause 18 (Guarantee and Indemnity)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)
a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(viii)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	a time of day is a reference to Amsterdam time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)
A Borrower providing "cash cover" for an Ancillary Facility means a Borrower paying an amount in the currency of that Ancillary Facility to an interest-bearing account in the name of that Borrower and the following conditions being met:

(i)	the account is with the Ancillary Lender in respect of that Ancillary Facility;

(ii)
until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the Ancillary Lender amounts due and payable to it under this Agreement in respect of that Ancillary Facility; and

(iii)
that Borrower has executed a security document over that account, in form and substance satisfactory to the Ancillary Lender with which that account is held, creating a first ranking security interest over that account.

(e)	A Default (other than an Event of Default) is "continuing" if it has not been remedied or waived and an Event of Default is "continuing" if it has not been remedied or waived.

(f)	A Borrower "repaying" or "prepaying" Ancillary Outstandings means:

(i)	that Borrower providing cash cover in respect of those Ancillary Outstandings;

(ii)	the maximum amount payable under that Ancillary Facility being reduced in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(g)	An amount borrowed includes any amount utilised under an Ancillary Facility.

1.3	Currency Symbols and Definitions

"EUR" and "euro" denote the single currency unit of the Participating Member States.

1.4	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise, where applicable, includes without limitation, any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(b)	a winding up, administration or dissolution includes a Dutch entity being:

(i)	declared bankrupt (failliet verklaard); and/or

(ii)	dissolved (ontbonden);

(c)	a moratorium includes surseance van betaling;

(d)	a trustee in bankruptcy includes a curator;

(e)	an administrator includes a bewindvoerder; and

(f)	an attachment includes a beslag.

1.5	French terms

In this Agreement, where it relates to a French entity, a reference to:

(a)	"acting in concert" has the meaning given in article L.233-10 of the French Code de commerce;

(b)	"control" has the meaning given in article L.233-3 of the French Code de commerce;

(c)	"financial assistance" has the meaning deriving from article L.225-216 of the French Code de commerce;

(d)	"gross negligence" means "faute lourde";

(e)	a "guarantee" includes any "cautionnement", "aval" and any "garantie" which is independent from the debt to which it relates;

(f)	"merger" includes any "fusion" implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(g)
a "reconstruction" includes, in relation to any company, any contribution of part of its business in consideration of shares (apport partiel d'actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de commerce;

(h)	a "security interest" includes any type of security (sûreté réelle), transfer or assignment by way of security and "fiducie-sûreté"; et

(i)	"wilful misconduct" means "dol".

1.6	Italian terms

In this Agreement, where it relates to an Italian entity, a reference to:

(a)
a winding-up, administration or dissolution includes, without limitation, any liquidazione, procedura concorsuale (fallimento, concordato preventivo, liquidazione coatta amministrativa, amministrazione straordinaria o ristrutturazione industriale delle grandi imprese in stato d'insolvenza), cessione dei beni ai creditori, or any other similar proceedings;

(b)
a receiver, administrative receiver, administrator or the like includes, without limitation, a curatore, commissario giudiziale, commissario straordinario, commissario liquidatore, or any other person performing the same function of each of the foregoing;

(c)	a lease includes, without limitations, a contratto di locazione;

(d)	a matured obligation includes, without limitation, any credito liquido ed esigibile and credito scaduto; and

(e)
Security includes, without limitation, any pegno, ipoteca, privilegio speciale (including the privilegio speciale created pursuant to Article 46 of the Italian Legislative Decree No. 385 of 1 September 1993, as amended from time to time), cessione del credito in garanzia, diritto reale di garanzia and any other garanzia reale or other transactions having the same effect as each of the foregoing.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Term Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Term Facility.

2.2	The Revolving Facility

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving loan facility in an aggregate amount equal to the Revolving Facility.

(b)	Subject to the terms of this Agreement and the Ancillary Documents an Ancillary Lender may make all or part of its Revolving Facility Commitment available to any Borrower as an Ancillary Facility.

2.3	Increase

(a)	The Company may by giving prior notice to the Agent after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.6 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(A)	Clause 8.1 (Illegality); or

(B)	paragraph (a) of Clause 8.5 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(i)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Company (each of which shall not be a member of the Group and which is further acceptable to the Agent (acting reasonably)) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender. No Lender (or any successor thereto) shall have any obligations to increase its Commitment in relation to any Facility or incur any other obligations under this Agreement and the other Finance Documents whatsoever, and any decision by a Lender to increase its Commitment in relation to any Facility shall be made in it sole discretion independently from any other Lender;

(iii)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)
any increase in the Commitments relating to a Facility shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Agent shall promptly notify the Company and the Increase Lender upon being so satisfied.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)	The Company may pay to the Increase Lender a fee in the amount and at the times agreed between the Company and the Increase Lender in a Fee Letter.

(e)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an "Existing Lender" were references to all the Lenders immediately prior to the relevant increase;

(ii)	the "New Lender" were references to that "Increase Lender"; and

(iii)	a "re-transfer" and "re-assignment" were references to respectively a "transfer" and "assignment".

2.4	Finance Parties' rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.5	Obligor's Agent

(a)
Each Obligor (other than the Company) by its execution of this Agreement or an Accession Letter irrevocably appoints the Company (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)
the Company on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any Accession Letter, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Company,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication. For this purpose each Obligor (other than the Company) incorporated in Germany releases the Company to the fullest extent possible from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b)
Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

(c)
For the purposes of Italian law, the Obligors’ Agent shall be considered as "mandatario con rappresentanza" hereby duly appointed by the Obligors in order to act in their name and on their behalf for the purposes and within the limits set out in the Finance Documents.

3.	PURPOSE

3.1	Purpose

(a)
Each relevant Borrower shall apply all amounts borrowed by it under the Term Facility towards its general corporate purposes (including for any dividend payments and redemptions permitted under Clause 22.17 (Dividends)).

(b)
Each relevant Borrower shall apply all amounts borrowed by it under the Revolving Facility towards (i) its general corporate purposes (including for any dividend payments and share premium repayments permitted under Clause 22.17 (Dividends) and acquisitions permitted under Clause 22.8 (Acquisitions)) and (ii) refinancing of the Existing Financial Indebtedness (but not towards the prepayment of any Term Loan, or in the case of any utilisation of any Ancillary Facility provided under the Revolving Facility, towards prepayment of any Revolving Loan).

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)
in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request:

(i)	in respect of the Term Facility if as a result of the proposed Loan more than 5 Loans would be outstanding under the Term Facility; and

(ii)	in respect of the Revolving Facility if as a result of the proposed Loan more than 15 Loans would be outstanding under the Revolving Facility.

(b)	Any Separate Loan shall not be taken into account in this Clause 4.3.

SECTION 3

UTILISATION

5.	UTILISATION - LOANS

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Loan comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be Euro.

(b)	The amount of the proposed Term Loan must be a minimum of EUR 1,000,000 or if less, the Available Term Facility.

(c)	The amount of the proposed Revolving Loan must be a minimum of EUR 1,000,000 or if less, the Available Revolving Facility.

5.4	Lenders' participation

(a)
If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Repayment of Revolving Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	Other than as set out in paragraph (c) below, the amount of each Lender's participation in:

(i)	each Term Loan will be equal to the proportion borne by its Available Commitment to the Available Term Facility immediately prior to making the Term Loan; and

(ii)	each Revolving Loan will be equal to the proportion borne by its Available Commitment to the Available Revolving Facility immediately prior to making the Revolving Loan;

(c)
If a Revolving Loan is made to repay Ancillary Outstandings under Ancillary Facilities provided under the Revolving Facility, each Lender's participation in that Revolving Loan will be in an amount (as determined by the Agent) which will result as nearly as possible in the aggregate amount of its participation in the Revolving Loans then outstanding bearing the same proportion to the aggregate amount of the Revolving Loans then outstanding as its Revolving Facility Commitment bears to the aggregate Revolving Facility Commitments.

(d)
The Company shall ensure that, as far as commercially and practically possible, utilisations under the Ancillary Facilities provided under the Revolving Facility, shall be made on a pro rata basis among the Lenders under the Revolving Facility and the Ancillary Lenders or its Affiliates making those Ancillary Facilities available, and the Company shall monitor this on a monthly basis and, to the extent commercially and practically possible, make the appropriate adjustments if the utilisations have not been divided on a pro rata basis.

5.5	Cancellation of Commitment

The Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

6.	ANCILLARY FACILITIES

6.1	Type of Facility

An Ancillary Facility may be made available by way of:

(a)	an overdraft facility;

(b)	a guarantee, bonding, documentary or stand-by letter of credit facility;

(c)	a foreign exchange facility; or

(d)	any other facility or accommodation required in connection with the business of the Group and which is agreed by the Company with the Lenders.

6.2	Availability

(a)	If the Company and a Lender agree and except as otherwise provided in this Agreement, the Lender may provide all or part of its Revolving Facility Commitment as an Ancillary Facility.

(b)
Subject to paragraph (a) above, an Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Company:

(i)	a notice in writing requesting the establishment requesting an Ancillary Facility and specifying:

(A)	the proposed Borrower(s) (or Affiliates of a Borrower) which may use the Ancillary Facility;

(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;

(C)	the proposed type of Ancillary Facility to be provided;

(D)	the proposed Ancillary Lender; and

(E)	the proposed Ancillary Commitment, in the case of a Multi-account Overdraft, its Designated Gross Amount and its Designated Net Amount; and

(ii)	a copy of the proposed Ancillary Document; and

(iii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.

(c)	The Agent shall promptly notify the Company, the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.

(d)	Subject to compliance with paragraph (b) above:

(i)	the Lender concerned will become an Ancillary Lender; and

(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

6.3	Terms of Ancillary Facilities

(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)	Those terms:

(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);

(ii)	may allow only Borrowers (or Affiliates of Borrowers nominated pursuant to Clause 6.9 (Affiliates of Borrowers)) to use the Ancillary Facility;

(iii)	may not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)	may not allow the Ancillary Commitment of a Lender to exceed the Revolving Facility Commitment of that Lender;

(v)
must require that the Ancillary Commitment is reduced to zero, and that all Ancillary Outstandings are repaid (or cash cover provided in respect of all the Ancillary Outstandings) not later than the Termination Date;

(c)
If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for (i) Clause 35.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility and (ii) an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail.

(d)	Interest, commission and fees on Ancillary Facilities are dealt with in Clause 12.5 (Interest, commission and fees on Ancillary Facilities).

6.4	Repayment of Ancillary Facility

(a)
An Ancillary Facility provided under the Revolving Facility shall cease to be available on the Termination Date or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement or the Ancillary Document.

(b)	If an Ancillary Facility expires in accordance with its terms the Ancillary Commitment of the Ancillary Lender shall be reduced to zero.

(c)	No Ancillary Lender may demand repayment or prepayment of any Ancillary Outstandings prior to the expiry date of the relevant Ancillary Facility unless:

(i)	required to reduce the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount;

(ii)	the Revolving Facility Commitments have been cancelled in full, or all outstanding Loans under the Revolving Facility have become due and payable in accordance with the terms of this Agreement; or

(iii)
it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility; or

(iv)	both:

(1)	the Available Commitments relating to the Revolving Facility; and

(2)	the notice of the demand given by the Ancillary Lender,

would not prevent the relevant Borrower funding the repayment of those Ancillary Outstandings in full by way of Revolving Loans; or

(d)	If a Revolving Loan is made to repay Ancillary Outstandings in full, the relevant Ancillary Commitment shall be reduced to zero.

6.5	Limitation on Ancillary Outstandings

Each Borrower shall procure that:

(a)	the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility; and

(b)	in relation to a Multi-account Overdraft:

(i)	the Ancillary Outstandings shall not exceed the Designated Net Amount applicable to that Multi-account Overdraft; and

(ii)	the Gross Outstandings shall not exceed the Designated Gross Amount applicable to that Multi-account Overdraft.

6.6	Adjustment for Ancillary Facilities upon acceleration

(a)	In this paragraph (a) of Clause 6.6:

"Revolving Outstandings" means, in relation to a Lender, the aggregate of the equivalent of (i) its participation in each Revolving Loan then outstanding, and (ii) if the Lender is also an Ancillary Lender, the Ancillary Outstandings in respect of Ancillary Facilities provided under the Revolving Facility by that Ancillary Lender (or by its Affiliate) (together with the aggregate amount of all accrued interest, fees and commission owed to it as an Ancillary Lender (or to its Affiliate) in respect of the Ancillary Facility).

"Total Revolving Outstandings" means the aggregate of all Revolving Outstandings.

(i)
If a notice is served under Clause 23.22 (Acceleration) (other than a notice declaring the Revolving Loans to be due on demand), each Lender and each Ancillary Lender shall adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings) their claims in respect of amounts outstanding to them under the Revolving Facility and each Ancillary Facility under the Revolving Facility to the extent necessary to ensure that after such transfers the Revolving Outstandings of each Lender bear the same proportion to the Total Revolving Outstandings as such Lender's share in the Revolving Facility Commitments bears to the aggregate of the Revolving Facility Commitments, each as at the date the notice is served under Clause 23.22 (Acceleration).

(ii)
If an amount outstanding under an Ancillary Facility provided under the Revolving Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (i) above, then each Lender and each Ancillary Lender will make a further adjustment (by making or receiving  (as the case may be) corresponding transfers of rights and obligations under the Finance Documents relating to Revolving Outstandings to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

(c)
Any transfer of rights and obligations relating to Revolving Outstandings made pursuant to this Clause 6.6 shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to those Revolving Outstandings.

(d)
Prior to the application of the provisions of paragraph (a)(i) or (b)(i) above (as applicable), an Ancillary Lender that has provided a Multi-account Overdraft shall set-off any Available Credit Balance on any account comprised in that Multi-account Overdraft.

(e)	All calculations to be made pursuant to this Clause 6.6 shall be made by the Agent based upon information provided to it by the Lenders and Ancillary Lenders.

6.7	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent and the other Finance Parties.

6.8	Affiliates of Lenders as Ancillary Lenders

(a)
Subject to the terms of this Agreement, an Affiliate of a Lender may become an Ancillary Lender.  In such case, the Lender and its Affiliate shall be treated as a single Lender whose Revolving Facility Commitment is the amount set out opposite the relevant Lender's name in Part II of Schedule 1 (The Original Parties). For the purposes of calculating the Lender's Revolving Facility Commitment, the Lender's Revolving Facility Commitment shall be reduced to the extent of the aggregate of the Ancillary Commitments of its Affiliates.

(b)	The Company shall specify any relevant Affiliate of a Lender in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 6.2 (Availability).

(c)	An Affiliate of a Lender which becomes an Ancillary Lender shall accede to this Agreement by delivery to the Agent of a duly completed Affiliate Accession Undertaking.

(d)
If a Lender assigns all of its rights and benefits or transfers all of its rights and obligations to a New Lender, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.

(e)
Where this Agreement or any other Finance Document imposes an obligation on an Ancillary Lender and the relevant Ancillary Lender is an Affiliate of a Lender which is not a party to that document, the relevant Lender shall ensure that the obligation is performed by its Affiliate.

6.9	Affiliates of Borrowers

(a)
Subject to the terms of this Agreement, an Affiliate incorporated in the same jurisdiction as a Borrower may with the approval of the relevant Lender become a borrower with respect to an Ancillary Facility.

(b)	The Company shall specify any relevant Affiliate of a Borrower in any notice delivered by the Company to the Agent pursuant to paragraph (b)(i) of Clause 6.2 (Availability).

(c)
If a Borrower ceases to be a Borrower under this Agreement in accordance with Clause 25.3 (Resignation of a Borrower), its Affiliate shall cease to have any rights under this Agreement or any Ancillary Document.

(d)
Where this Agreement or any other Finance Document imposes an obligation on a Borrower under an Ancillary Facility and the relevant Borrower is an Affiliate of a Borrower which is not a party to that document, the relevant Borrower shall ensure that the obligation is performed by its Affiliate.

(e)
Any reference in this Agreement or any other Finance Document to a Borrower being under no obligations (whether actual or contingent) as a Borrower under such Finance Document shall be construed to include a reference to any Affiliate of a Borrower being under no obligations under any Finance Document or Ancillary Document.

6.10	Revolving Facility Commitment

Notwithstanding any other term of this Agreement, each Lender shall ensure that at all times:

(a)	its Revolving Facility Commitment is not less than:

(i)	its Ancillary Commitment; or

(ii)	the Ancillary Commitment of its Affiliate.

6.11	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement (including, for the avoidance of doubt, under this Clause 6).  In such a case, Clause 38 (Amendments and Waivers) will apply.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Term Loans

The Borrowers under the Term Facility shall repay the aggregate Term Loans in instalments by repaying on each Term Facility Repayment Date an amount which reduces the amount of the outstanding aggregate Term Loans by the amount set out opposite that Term Facility Repayment Date below:

Term Facility Repayment Date	Repayment Instalment
31 December 2013	EUR 6,250,000
31 March 2014	EUR 6,250,000
30 June 2014	EUR 6,250,000
30 September 2014	EUR 6,250,000
31 December 2014	EUR 6,250,000
31 March 2015	EUR 6,250,000
30 June 2015	EUR 6,250,000
30 September 2015	EUR 6,250,000
Termination Date	The remainder of the amount of the Term Loans outstanding

7.2	Repayment of Revolving Loans

(a)	Subject to paragraph (c) below, each Borrower which has drawn a Revolving Loan shall repay that Revolving Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower's obligation under paragraph (a) above, if:

(i)	one or more Revolving Loans are to be made available to a Borrower:

(A)	on the same day that a maturing Revolving Loan is due to be repaid by that Borrower; and

(B)	in whole or in part for the purpose of refinancing the maturing Revolving Loan; and

(C)	the proportion borne by each Lender's participation in the maturing Revolving Loan to the amount of that maturing Revolving Loan is the same as the proportion borne by that

Lender's participation in the new Revolving Loans to the aggregate amount of those new Revolving Loans,

the aggregate amount of the new Revolving Loans shall, unless the relevant Borrower or the Company notifies the Agent to the contrary in the relevant Utilisation Request, be treated as if applied in or towards repayment of the maturing Revolving Loan so that:

(D)	if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:

(1)	the relevant Borrower will only be required to make a payment under Clause 31.1 (Payment to the Agent) in an amount in the relevant currency equal to that excess; and

(2)
each Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan and that Lender will not be required to make a payment under Clause 31.1 (Payment to the Agent) in respect of its participation in the new Revolving Loans; and

(E)	if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:

(1)	the relevant Borrower will not be required to make a payment under Clause 31.1 (Payment to the Agent); and

(2)
each Lender will be required to make a payment under Clause 31.1 (Payment to the Agent) in respect of its participation in the new Revolving Loans only to the extent that its participation in the new Revolving Loans exceeds that Lender's participation in the maturing Revolving Loan and the remainder of that Lender's participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender's participation in the maturing Revolving Loan.

(c)
At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Revolving Loans then outstanding may be extended with the prior approval of the Majority Lenders to the last day of the Availability Period applicable to the Revolving Facility and will be treated as separate Loans (the "Separate Loans").

(d)
A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 5 Business Days' prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)
Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Agent (for the account of that Defaulting Lender) on the last day of each Interest Period of that Loan.

(f)
The terms of this Agreement relating to Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.3	Effect of cancellation and prepayment on scheduled repayments and reductions

(a)
If the Company cancels the whole or any part of the Available Commitment in relation to the Term Facility in accordance with Clause 8.5 (Right of cancellation and repayment in relation to a single Lender) or Clause 8.6 (Right of cancellation in relation to a Defaulting Lender) or if the Available Commitment of any Lender is cancelled under Clause 8.1 (Illegality) then (other than, in any relevant case, to the extent that any part of the relevant Available Commitment(s) so cancelled is subsequently increased pursuant to Clause 2.3 (Increase)), the amount of the repayment instalment for each Repayment Date falling after that cancellation will reduce pro rata by the amount cancelled.

(b)
If the Company cancels the whole or any part of the Available Commitment in relation to the Term Facility in accordance with Clause 8.3 (Voluntary cancellation) or if the whole or part of any Term Facility Commitment is cancelled pursuant to Clause 5.6 (Cancellation of Commitment) then the amount of the repayment instalment for each Repayment Date falling after that cancellation will reduce in inverse chronological order by the amount cancelled.

(c)
If any Term Loan is repaid or prepaid in accordance with Clause 9.5 (Right of cancellation and repayment in relation to a single Lender) or Clause 8.1 (Illegality) then, other than to the extent that any part of the relevant Term Facility Commitment is subsequently increased pursuant to Clause 2.3  (Increase), the amount of the repayment instalments for the Term Facility for each Repayment Date falling after that repayment or prepayment will reduce pro rata by the amount of the Term Loan repaid or prepaid.

(d)
If any Term Loan is prepaid in accordance with Clause 8.4 (Voluntary Prepayment of Loans) the amount of the repayment instalment for each Repayment Date falling after that prepayment will reduce in inverse chronological order by the amount of the Term Loan prepaid.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, each Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender's participation has not been transferred pursuant to Clause 38.5 (Replacement of Lender), each Borrower shall repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.

8.2	Exit

(a)	For the purposes of this Clause 8.2:

"Change of Control" means:

(i)	any person or group of persons acting in concert gains (direct or indirect) control of the Company; or

(ii)	any person (other than Mr. H.W.M. van der Wallen or ADS Apollo Holdings B.V. (or any other group company of Alliance Data Systems Corporation)):

(A)

(1)
gains (direct or indirect) the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting of, 25% or more of the maximum number of votes that might be cast at a general meeting of the Company; or

(2)
holds (direct or indirect) 25% or more of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(B)	in respect of that person, any Lender is not in compliance with any "know your customer" or other similar check under any applicable law or regulation applicable to it pursuant to or in connection with the transactions contemplated in the Finance Documents.

For the purpose of paragraph (i) of the definition of "Change of Control" above:

(i)	"control" means:

(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(1)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(3)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(B)
the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(ii)
"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

"Flotation" means a listing or issue of any part of the share capital or any equity or equity linked securities of the Company or any Holding Company of the Company in or on Euronext Amsterdam or any subsidiary, affiliate, market or exchange associated with Euronext N.V. or any other exchange or market in any country.

(b)	Upon the occurrence of:

(i)	a Flotation;

(ii)	a Change of Control; or

(iii)	the sale of all or substantially all of the assets of the Group whether in a single transaction or a series of related transactions,

the Facilities will be cancelled and all outstanding Loans and Ancillary Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents, shall become immediately due and payable.

8.3	Voluntary cancellation

(a)
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000) of the Available Term Facility.

(b)
The Company may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 1,000,000) of the Available Revolving Facility.

8.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the amount of that Loan by a minimum amount of EUR 1,000,000).

8.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs);

(iii)	any Lender notifies the Agent of its Mandatory Cost; or

(iv)
any amount payable to any Lender by an Obligor established in France for tax purposes under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, the Company may, whilst (in the case of paragraphs (i), (ii) and (iv) above) the circumstance giving rise to the requirement for that increase, indemnification or non-deductibility for French tax purposes continues or (in the case of paragraph (iii) above) that the Mandatory Cost greater than zero, give the Agent notice of cancellation of the Commitment(s) of that Lender and its intention to procure the repayment of that Lender's participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment(s) of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender's participation in that Loan.

(d)
The Company may, in the circumstances set out in paragraph (a) above, on 5 Business Days' prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

8.6	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days' notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.7	Restrictions

(a)
Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement, any part of the Revolving Facility which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	No Borrower may reborrow any part of the Term Facility which is prepaid.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.3 (Increase), no amount of the Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)
If all or part of any Lender's participation in a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of that Lender's Commitment (equal to the amount of the Loan which is repaid or prepaid) in respect of the Facility will be deemed to be cancelled on the date of repayment or prepayment.

(i)
Any prepayment of a Loan (other than a prepayment pursuant to Clause 8.1  (Illegality) or Clause 8.5 (Right of cancellation and repayment in relation to a single Lender)) shall be applied pro rata to each Lender's participation in that Loan.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest

(a)	The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	EURIBOR; and

(iii)	Mandatory Cost, if any.

(b)
Notwithstanding any other provision of this Agreement if at any time the rate of interest (including any other payment which is deemed to be interest under the Japanese Usury Legislation (as defined below)) payable by a Japanese Guarantor exceeds the maximum rate of interest permitted by the Interest Rate Restriction Law (Law No. 100 of 1954, as amended), the Law Concerning Regulation of Acceptance of Contribution, Deposit and Interest, Etc. (Law No. 195 of 1954, as amended) or the Temporary Interest Rate Adjustment Law (Law No. 181 of 1947, as amended) (the "Japanese Usury Legislation"), then the rate of interest (including any other payment which is deemed to be interest under the Japanese Usury Legislation) payable by a Japanese Guarantor shall be capped at the maximum rate permitted under the Japanese Usury Legislation.

(c)
The Parties mutually acknowledge that the rate of interest applicable to Loans to any Italian Obligor under this Agreement (including the relevant component of any applicable fee and expense) determined as of the date of execution of this Agreement is believed in good faith to be in compliance with Law No. 108 of 7 March 1996 as amended (the "Italian Usury Law").  In any event, the Parties agree and accept that if, pursuant to a change in law or in the official interpretation of Italian Usury Law, the rate of interest applicable to a Loan to any Italian Obligor and/or the default rate of interest (if due at such time to any Italian Obligor) at any time is deemed to exceed the maximum rate permitted by Italian Usury Law, then the relevant interest rate or default rate applicable to such Italian Obligor shall be automatically reduced to the maximum admissible interest rate pursuant to such legislation, for the period during which it is not possible to apply the interest rate as originally agreed in this Agreement.

9.2	Payment of interest

(a)
The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

(b)
If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a higher Margin should have applied during a certain period, then the Company shall (or shall ensure the relevant Borrower shall) promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been in had the appropriate rate of the Margin applied during such period.

(c)
If the annual audited financial statements of the Group and related Compliance Certificate received by the Agent show that a lower Margin should have applied during a certain period, then the Agent shall (or shall ensure the relevant Lender shall) promptly pay to the Company any amounts necessary to put the relevant Borrower in the position it would have been in had the appropriate rate of the Margin been applied during such period, provided that the Lenders are also Original Lenders at that time.

9.3	Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded (to the extent permitted under any applicable law, including article 1283 of the Italian Civil Code as amended, supplemented or implemented from time to time) with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Effective Global Rate (Taux Effectif Global)

For the purpose of articles L.313-1 et seq., R.313-1 and R.313-2 of the French Code de la consommation, the Parties acknowledge that by virtue of certain characteristics of the Facilities (and in particular the variable interest rate applicable to Loans and each Borrower's right to select the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, each French Borrower acknowledges that it has received from the Agent a TEG Letter, containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that such letter forms part of this Agreement.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)
A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan is a Term Loan and has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Term Loan is irrevocable and must be delivered to the Agent by a Borrower (or the Company on behalf of that Borrower) to which that Term Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three Months.

Subject to this Clause 10, a Borrower (or the Company on behalf of a Borrower) may select for any Term Loan and any Revolving Loan, an Interest Period of three Months, or, in each case, any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(d)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(e)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(f)	Any Revolving Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)
at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR the relevant Interest Period; or

(ii)
before close of business in Amsterdam on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

11.3	Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs

(a)
Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Lender) a fee computed at the rate of:

(i)	40 per cent. of the Margin applicable to the Term Facility on the unused and uncancelled amount of the Term Facility for the applicable Availability Period; and

(ii)	40 per cent. of the Margin applicable to the Revolving Facility on the unused and uncancelled amount of the Revolving Facility for the applicable Availability Period.

(b)
The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender's Commitment at the time the cancellation is effective.

(c)
No commitment fee is payable to the Agent (for the account of each Lender) on any Available Commitment of that Lender under the Term Facility and/or the Revolving Facility for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee

The Company shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Security Agent fee

The Company shall pay to the Security Agent (for its own account) the security agent fee in the amount and at the times agreed in a Fee Letter.

12.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrower of that Ancillary Facility based upon normal market rates and terms.

12.6	Upfront fee

The Company shall pay to the Agent (for the account of the Existing Lenders, the Acceding Lender, and the Lenders (each as defined in Amendment and Restatement Agreement)) the upfront fees in the amount and at the times as set out in clause 11 (Fees, Costs and Expenses) of the Amendment and Restatement Agreement.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

In this Agreement:

"Borrower's Tax Jurisdiction" means, in relation to an Original Borrower, the jurisdiction in which that Original Borrower is incorporated.

"Exempt Lender" means, in relation to a Borrower, a Lender which is (other than by reason of being a Treaty Lender) able to receive interest from that Borrower without a Tax Deduction.

"FATCA Payment" means either:

(a)	the increase in a payment made by an Obligor to a Finance Party under Clause 13.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 13.8 (FATCA Deduction by Finance Party); or

(b)	a payment under paragraph (d) of Clause 13.8 (FATCA Deduction by Finance Party).

"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender" means:

(a)	an Exempt Lender; or

(b)	a Treaty Lender.

"Tax Confirmation" means a confirmation from the Security Agent that the Original Lenders or any New Lender (as the case may be) under this Agreement is a Qualifying Lender.

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax;

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment to be made by an Obligor under a Finance Document, other than a FATCA Deduction;

"Tax Payment" means either an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity);

"Taxes Act" means any binding legislation of The Netherlands on the personal income tax and/or corporate income tax, as the case may be;

"Treaty Lender" means a Lender which:

(a)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(b)	does not carry on a business in the Borrower's Tax Jurisdiction through a permanent establishment with which that Lender's participation in the Loan is effectively connected; and

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the Borrower's Tax Jurisdiction which makes provision for a reduction or for full exemption from Tax imposed by that Borrower's Tax Jurisdiction on interest.

Unless a contrary indication appears, in this Clause 13 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)
The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves the Finance Party entitled to such payment with an amount equal to the amount of the payment which would have been due if no Tax Deduction had been required.

(d)
An Obligor shall not be required to make an increased payment to a Finance Party under paragraph (c) above for a Tax Deduction in respect of Tax imposed by the Borrower's Tax Jurisdiction, if and to the extent that on the date on which the payment is effected:

(i)
the payment could have been made to the relevant Finance Party without a Tax Deduction if the Finance Party had been a Qualifying Lender, but on that date that Finance Party is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Finance Party under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or concession of any relevant taxing authority, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement shall not apply in respect of any Tax

Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction; or

(ii)
the relevant Finance Party is a Qualifying Lender (except for those Qualifying Lenders that fall under paragraph (a) of the definition of Qualifying Lender) and the Obligor making the payment is able to demonstrate that the payment could have been made to the Finance Party without the Tax Deduction, or with a lower Tax Deductions, as the case may be, had that Lender complied with its obligations under paragraph (g) below.

(e)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)
As soon as reasonably practical after making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall make reasonable endeavours to deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(h)	The Security Agent gives a Tax Confirmation with respect to (i) each Original Lender under this Agreement and (ii) any New Lender acceding to this Agreement.

13.3	Tax indemnity

(a)
The Company shall (within five Business Days of demand by the Agent) pay or procure payment to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of any sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net profits or income received or receivable (or any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 13.2 (Tax gross-up), Clause 13.7 (FATCA Deduction and gross-up by Obligor) or paragraph (b) of Clause 13.8 (FATCA Deduction by Finance Party);

(B)
would have been compensated for by an increased payment under Clause 13.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 13.2 (Tax gross-up) applied; or

(C)	is compensated for by a payment under paragraph (d) of Clause 13.8 (FATCA Deduction by Finance Party.

(c)
A Protected Party making, or intending to make a claim under paragraph (a) above shall notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained and utilised that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	VAT

(a)
All amounts expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that Party).

(b)
If VAT is or becomes chargeable on any supply made by any Finance Party (the "Supplier") to any other Finance Party (the "Recipient") under a Finance Document, and any Party other than the Recipient (the "Relevant Party") is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration:

(i)
(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)
(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)
Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)
Any reference in this Clause 13 to any Party shall, at any time when such Party is treated as a member of a group (including but not limited to any fiscal unities) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time.

(e)
In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

13.7	FATCA Deduction and gross-up by Obligor

(a)
If an Obligor is required to make a FATCA Deduction, that Obligor shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)
If a FATCA Deduction is required to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)
The Company shall promptly upon becoming aware that an Obligor must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Agent accordingly. Similarly, a Finance Party shall notify the Agent on becoming so aware in respect of a payment payable to that Finance Party. If the Agent receives such notification from a Finance Party it shall notify the Company and that Obligor.

(d)
Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Obligor making that FATCA Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.

13.8	FATCA Deduction by a Finance Party

(a)
Each Finance Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Finance Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction. A Finance Party which becomes aware that it must make a FATCA Deduction in respect of a payment to another Party (or that there is any change in the rate or the basis of such FATCA Deduction) shall notify that Party and the Agent.

(b)
If the Agent is required to make a FATCA Deduction in respect of a payment to a Finance Party under Clause 31.2 (Distributions by the Agent) which relates to a payment by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after the Agent has made such FATCA Deduction), leaves the Agent with an amount equal to the payment which would have been made by the Agent if no FATCA Deduction had been required.

(c)
The Agent shall promptly upon becoming aware that it must make a FATCA Deduction in respect of a payment to a Finance Party under Clause 31.2 (Distributions by the Agent) which relates to a payment by an Obligor (or that there is any change in the rate or the basis of such a FATCA Deduction) notify the Company, the relevant Obligor and the relevant Finance Party.

(d)
The Company shall (within three Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines will be or has been (directly or indirectly) suffered by that Finance Party as a result of another Finance Party making a FATCA Deduction in respect of a payment due to it under a Finance Document. This paragraph shall not apply to the extent a loss, liability or cost is compensated for by an increased payment under paragraph (b) above.

(e)
A Finance Party making, or intending to make, a claim under paragraph (d) above shall promptly notify the Agent of the FATCA Deduction which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

14.	INCREASED COSTS

14.1	Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	for the avoidance of doubt, the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement:

(i)	"Increased Costs" means:

(A)	a reduction in the rate of return from a Facility or an Ancillary Facility or on a Finance Party's (or its Affiliate's) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)	"Basel III" means:

(i)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".

14.2	Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

(a)	Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by an Obligor or a Finance Party;

(iii)	paragraph (d) of Clause 13.8 (FATCA Deduction by a Finance Party);

(iv)	compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(v)	compensated for by the payment of the Mandatory Cost; or

(vi)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 14.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Secured Party and the Arranger to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Secured Party and the Arranger against any cost, loss or liability incurred by that Secured Party or Arranger as a result of:

(a)	the occurrence of any Event of Default;

(b)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent

The Company shall within 5 Business Days indemnify the Agent against:

(a)	any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; and

(b)
any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents.

15.4	Indemnity to the Security Agent

(a)	Each Obligor jointly and severally shall promptly indemnify the Security Agent against any cost, loss or liability incurred by it as a result of:

(i)	any failure by the Company to comply with its obligations under Clause 17 (Costs and expenses);

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)	the taking, holding, protection or enforcement of the Transaction Security;

(iv)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent by the Finance Documents or by law;

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(vi)	acting as Security Agent under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise than, in each case, by reason of the Security Agent's gross negligence or wilful misconduct).

(b)
The Security Agent may, in priority to any payment to the Secured Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 15.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)
Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased costs) or Mandatory Costs, or in any amount payable under a Finance Document by an Obligor established in France for tax purposes becoming not deductible from that Obligor's taxable income for French tax purposes by reason of that amount being (i) paid or accrued to a Finance Party incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction or (ii) paid to an account opened in the name of or for the benefit of that Finance Party in a financial institution situated in a Non-Cooperative Jurisdiction, including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall promptly on demand pay the Agent, the Arranger and the Security Agent the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution, syndication and perfection of:

(a)	this Agreement and any other documents referred to in this Agreement and the Transaction Security; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 31.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse each of the Agent and the Security Agent for the amount of all costs and expenses (including, but not limited to, legal fees) reasonably incurred by the Agent and the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Security Agent's ongoing costs

In the event of (i) the occurrence of a Default or (ii) the Security Agent considering it necessary or expedient or (iii) the Security Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Security Agent and the Company agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents, the Company shall pay to the Security Agent any additional remuneration that may be agreed between them.

17.4	Enforcement and preservation costs

The Company shall, within three Business Days of demand, pay to each Secured Party and the Arranger the amount of all costs and expenses (including, but not limited to, legal fees) incurred by that Secured Party and the Arranger in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against the Security Agent as a consequence of taking or holding the Transaction Security or enforcing these rights.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally by way of an independent guarantee (onafhankelijke garantie):

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)
agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)
any amendment, novation, supplement, extension (whether of maturity or otherwise) or restatement (in each case however fundamental and of whatsoever nature, and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Guarantor Intent

Without prejudice to the generality of Clause 18.4 (Waiver of Defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental and of whatsoever nature and whether or not more onerous) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following:  acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

18.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.8	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)
to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 31 (Payment mechanics).

18.9	Release of Guarantors' right of contribution

If any Guarantor (a "Retiring Guarantor") ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)
that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)
each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

18.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.11	Dutch Guarantee Limitations

The guarantee, indemnity and other obligations of any Guarantor incorporated in The Netherlands under this Clause 18 shall be deemed not to be assumed by such Guarantor to the extent that and for as long as the same constitutes unlawful financial assistance within the meaning of Section 2:98c of the Dutch Civil Code and the provisions of this Agreement and the other Finance Documents shall be construed accordingly.

18.12	Swiss Guarantee Limitations

(a)
The aggregate liability of any Guarantor incorporated in Switzerland (the "Swiss Guarantor") under this Agreement and any and all other Finance Documents for, or with respect to, obligations of any other Obligor (other than the wholly owned direct or indirect Subsidiaries of the Swiss Guarantor) shall not exceed the amount of the Swiss Guarantor’s freely disposable equity in accordance with Swiss law, presently being the total assets of the Swiss Guarantor less the total of (1) the aggregate of the relevant Swiss Guarantor's liabilities, (2) the aggregate share capital and (3) statutory reserves (including reserves for own shares and revaluations as well as capital surplus (agio)) to the extent such reserves cannot be transferred into unrestricted, distributable reserves. The amount of freely disposable equity shall be determined on the basis of an audited annual or interim balance sheet of the Swiss Guarantor.

(b)	This limitation shall only apply to the extent it is a requirement under applicable mandatory law. Such limitation shall not free the Swiss Guarantor from its obligations in excess of the freely disposable equity, but merely postpone the performance date thereof until such times when the Swiss Guarantor has again freely disposable equity if and to the extent such freely disposable equity is available. The limitation shall not apply to the extent the Swiss Guarantor guarantees any amounts borrowed under any Finance Document which are lent by the Lenders to wholly owned direct or indirect Subsidiaries of the Swiss Guarantor.

(c)
The Swiss Guarantor shall, and any holding company of the Swiss Guarantor which is a party to a Finance Document shall procure that the Swiss Guarantor will, take and cause to be taken all and any action, including, without limitation, (1) the passing of any shareholders’ resolutions to approve any payment or other performance under this Agreement or any other Finance Documents and (2) the obtaining of any confirmations which may be required as a matter of Swiss mandatory law in force at the time the Swiss Guarantor is required to make a payment or perform other obligations under this Agreement or any other Finance Document, in order to allow a prompt payment of amounts owed by the Swiss Guarantor under the Finance Documents as well as the performance by the Swiss Guarantor of other obligations under the Finance Documents with a minimum of limitations.

(d)	If so required under applicable law (including tax treaties) at the time it is required to make a payment under this Agreement, the Swiss Guarantor:

(i)
shall use its best efforts to ensure that such payments can be made without deduction of Swiss Withholding Tax, or with deduction of Swiss Withholding Tax at a reduced rate, by discharging the liability to such tax by notification pursuant to applicable law (including tax treaties) rather than payment of the tax;

(ii)
shall deduct the Swiss Withholding Tax at such rate (being 35% on the date hereof) as in force from time to time if the notification procedure pursuant to sub-paragraph (i) above does not apply; or shall deduct the Swiss Withholding Tax at the reduced rate resulting after discharge of part of such tax by notification if the notification procedure pursuant to sub-paragraph (i) applies for a part of the Swiss Withholding Tax only; and shall pay within the time allowed any such taxes deducted to the Swiss Federal Tax Administration; and

(iii)
shall promptly notify the Agent that such notification or, as the case may be, deduction has been made, and provide the Lender with evidence that such a notification of the Swiss Federal Tax Administration has been made or, as the case may be, such taxes deducted have been paid to the Swiss Federal Tax Administration.

(e)
In the case of a deduction of Swiss Withholding Tax, the Swiss Guarantor shall use its best efforts to ensure that any person that is entitled to a full or partial refund of the Swiss Withholding Tax deducted from such payment under this Agreement or any Finance Document, will, as soon as possible after such deduction:

(i)	request a refund of the Swiss Withholding Tax under applicable law (including tax treaties), and

(ii)	pay to the Agent upon receipt any amount so refunded.

(f)	The Agent shall co-operate with the Swiss Guarantor to secure such refund.

(g)
To the extent the Swiss Guarantor is required to deduct Swiss Withholding Tax pursuant to this Agreement, and if the maximum amount of freely disposable shareholder equity pursuant to this Agreement is not fully utilized, the Swiss Guarantor will be required to pay an additional amount so that after making any required deduction of Swiss Withholding Tax the aggregate net amount paid to the Lender is equal to the amount which would have been paid if no deduction of Swiss Withholding Tax had been required, provided that the aggregate amount paid (including the additional amount) shall in any event be limited to the maximum amount of freely disposable shareholder equity pursuant to this Agreement. If a refund is made to a Finance Party, such Finance Party shall transfer the refund so received to the Swiss Guarantor, subject to any right of set-off of the Finance Party pursuant to the Finance Documents.

18.13	Limitations for German Guarantors

(a)
To the extent that the guarantee created under this Clause 18 (the "Guarantee") is granted by a Guarantor incorporated in Germany as a limited liability company (GmbH) (each a "German Guarantor") and the Guarantee of the German Guarantor guarantees amounts which are owed by direct or indirect shareholders of the German Guarantor or Subsidiaries of such shareholders (with the exception of Subsidiaries which are also Subsidiaries of the German Guarantor), the Guarantee of the German Guarantor shall be subject to certain limitations as set out in paragraph (c) below. In relation to any other amounts guaranteed, the Guarantee of the German Guarantor remains unlimited.

(b)	The provisions set out in this Clause 18 shall not apply to:

(i)
any amounts which correspond to funds that have been borrowed under this Agreement and have been on-lent to, or otherwise been passed on to, the relevant German Guarantor or any of its Subsidiaries to the extent that any such amount is still outstanding at the time the demand under the Guarantee is made against such German Guarantor or other financial accommodation made available to, or bank guarantees issued for the benefit of creditors of, such German Guarantor or a Subsidiary of such Guarantor by a Finance Party under the Finance Documents; and

(ii)
any amounts payable under the Guarantee at any time when a domination and/or profit and loss transfer agreement (in accordance with Section 291 of the German Stock Corporation Act (Aktiengesetz)) (Beherrschungs- und Gewinnabführungsvertrag) is or becomes effective between the relevant German Guarantor and any direct or indirect shareholder of that German Guarantor or Subsidiary of such shareholder as dominating entity (beherrschendes Unternehmen) other than where despite the existence of such domination and/or profit and loss transfer agreement there would be a violation of Sections 30 or 31 of the German Limited Liability Company Act (GmbHG).

(c)
To the extent that the demand under the Guarantee against a German Guarantor is made in respect of amounts in relation to which the conditions pursuant to paragraph (a) above are fulfilled and to which paragraph (b) does not apply, the relevant German Guarantor's liability shall be limited as follows:

(i)
subject to paragraphs (iii) and (iv) below, each Finance Party shall not be entitled to enforce the Guarantee to the extent that the German Guarantor is able to demonstrate that such enforcement has the effect of:

(A)	reducing the German Guarantor's net assets (Nettovermögen) (the "Net Assets") to an amount less than its stated share capital (Stammkapital); or

(B)	(if its Net Assets are already lower than its stated share capital) causing such amount to be further reduced,

and thereby contravenes the obligatory preservation of its stated share capital according to Sections 30 or 31 of the German Limited Liabilities Company Act ("GmbHG");

(ii)
the value of the Net Assets shall be determined in accordance with the provisions of the German Commercial Code (Handelsgesetzbuch) consistently applied by the German Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss according to Section 42 GmbH-Act, Sections 242, 264 German Commercial Code (Handelsgesetzbuch)) in the previous years (subject to any permitted change in the Accounting Principles), save that:

(A)
the amount of any increase of the stated share capital (Stammkapital) of the German Guarantor registered after the original date of this Agreement without the prior written consent of the Agent (acting on the instructions of the Majority Lenders) shall be deducted from the relevant stated share capital;

(B)
loans provided to the relevant German Guarantor by any member of the Group shall be disregarded as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of such German Guarantor; and

(C)	loans and other liabilities incurred in violation of the provisions of this Agreement shall be disregarded;

(iii)
the limitations set out in sub-paragraph (i) above shall only apply if and to the extent that the managing director(s) (Geschäftsführer) on behalf of the respective German Guarantor have confirmed in writing to the Agent within 10 Business Days following the Agent's demand under the Guarantee to what extent the demanded payment fulfils the conditions pursuant to paragraph (a) above and would cause its Net Assets to fall below its stated share capital (Stammkapital) or, if the Net Assets are already less than the stated share capital (Stammkapital), would cause such amount to be further reduced (the "Management Determination");

(iv)
if the Agent (acting on behalf of the Finance Parties) disagrees with the Management Determination, the Agent shall nevertheless be entitled to enforce the Guarantee up to such amount which is undisputed between itself and the relevant German Guarantor in accordance with the provisions of paragraph (iii) above. In relation to the amount which is disputed, the Agent and such German Guarantor shall instruct a firm of auditors of international standing and reputation to determine within 30 calendar days from the date the Agent has contested the Management Determination of the value of available Net Assets (the "Auditor's Determination"). If the Agent and the German Guarantor do not agree on the appointment of a joint auditor within 10 Business Days from the date the Agent (acting on behalf of the Finance Parties) has disputed the Management Determination, the Agent shall be entitled to appoint an auditor of international standing and reputation in its reasonable discretion. The amount determined as available in the Auditor's Determination shall be (except for manifest error) binding for all Parties. The costs of the Auditor's Determination shall be borne by the Company;

(v)
if, and to the extent that, the Guarantee has been enforced without regard to the limitation set forth in paragraph (i) above because (A) the Management Determination was not delivered within the relevant time frame or (B) the amount of the available Net Assets calculated pursuant to the Auditor's Determination is lower than the amount stated in the Management Determination, the Finance Parties shall upon written demand of the relevant German Guarantor to the Agent (on behalf of the Finance Parties) repay without undue delay any amount (if and to the extent already paid to the Finance Parties) in the case of (A) above, which is necessary to maintain such German Guarantor's stated share capital (Stammkapital), and in the case of (B) above up to and including the amount calculated in the Auditor's Determination calculated as of the date the demand under the Guarantee was made and in accordance with paragraphs (i) and (ii) above, provided such demand for repayment is made to the Agent within 3 months (Ausschlussfrist) from the date the Guarantee was enforced;

(vi)	if pursuant to the Auditor's Determination the amount of the available Net Assets is higher than that set out in the Management

Determination, the relevant German Guarantor shall pay such amount to the Finance Parties within 10 Business Days upon request of the Agent (on behalf of the Finance Parties);

(vii)
if the German Guarantor intends to demonstrate that the enforcement of the Guarantee has led to one of the effects referred to in paragraph (i) above, then the German Guarantor shall realise at arm's length terms to the extent necessary to satisfy the amounts demanded under this Guarantee any and all of its assets that are shown in its balance sheet with a book value (Buchwert) which is significantly lower than their market value and to the extent that such assets are not necessary for the relevant German Guarantor's business (nicht betriebsnotwendig); and

(viii)
the limitation set out in sub-paragraph (i) above does not affect the right of the Finance Parties to claim any outstanding amount again at a later point in time if and to the extent that sub-paragraph (i) above would allow this at that later point.

This Clause 18.13 shall apply mutatis mutandis if the Guarantee is granted by a German Guarantor incorporated as a limited liability partnership (GmbH & Co. KG) in relation to the limited liability company as general partner (Komplementär) of such German Guarantor.

18.14	Limitations for Italian Guarantors

(a)	In this Clause 18.14 (Limitation for Italian Guarantors):

"Guarantee Date" means, in relation to any Italian Guarantor, the date it has entered into or it has acceded to, as the case may be, this Agreement as a Guarantor.

"Italian Guarantor" means a Guarantor incorporated in Italy.

(b)
The obligations of each Italian Guarantor under this Clause 18 (Guarantee and Indemnity) in respect of (A) the obligations of any Obligor which is not a subsidiary (pursuant to article 2359 of the Italian Civil Code) of such Italian Guarantor and (B) the obligations of any Guarantor which is a subsidiary (pursuant to article 2359 of the Italian Civil Code) of such Italian Guarantor shall, in either case, not exceed an amount equal to the aggregate of:

(i)
the aggregate amount of the Facilities made available to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) as Borrower under this Agreement; and

(ii)
the aggregate maximum amount of any intercompany loans (or other financial support in any form) advanced or made available to such Italian Guarantor (or any of its direct or indirect subsidiaries pursuant to article 2359 of the Italian Civil Code) by any Obligor as resulting from time to time from the latest financial statements (bilancio di esercizio) duly approved by the shareholders meeting of such Italian Guarantor and/or any of its direct or indirect subsidiaries, as the case may be.

In any event, pursuant to article 1938 of the Italian Civil Code, the maximum amount that any Italian Guarantor may be required to pay in respect of its obligations as Guarantor under this Agreement shall not exceed an amount equal to 150% of the aggregate of the Commitments (or its equivalent in any other currency) from time to time made available under this Agreement.

18.15	Limitations on French Guarantors

(a)
The obligations and liabilities of any French Guarantor under the Finance Documents and in particular under this Clause 18 (Guarantee and Indemnity) shall not include any obligation or liability which, if incurred, would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Code de Commerce and/or would constitute a misuse of corporate assets within the meaning of article L.241-3 and L.242-6 (and by reference to this article, articles L.243-1 and L.244-1) of the French Code de Commerce or any other law or regulation having the same effect, as interpreted by French courts.

(b)
The obligations and liabilities of each French Guarantor under this Clause 18  (Guarantee and Indemnity) for the obligations under the Finance Documents of any other Obligor which is not a Subsidiary of such French Guarantor shall be limited, at any time to an amount equal to the aggregate of all amounts directly or indirectly borrowed under this Agreement by such other Obligor to the extent directly or indirectly on-lent to such French Guarantor under intercompany loan agreements and outstanding at the date a payment is to be made by such French Guarantor under this Clause 18 (Guarantee and Indemnity); it being specified that any payment made by a French Guarantor under this Clause 18 (Guarantee and Indemnity) in respect of the obligations of such Obligor shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor under the intercompany loan agreements referred to above and that any repayment of the intercompany loans by the French Guarantor shall reduce pro tanto the amount payable under this Clause 18 (Guarantee and Indemnity).

(c)
The obligations and liabilities of each French Guarantor under this Clause 18 (Guarantee and Indemnity) for the obligations under the Finance Documents of any other Obligor which is its Subsidiary shall not be limited and shall therefore cover all amounts due by such Obligor as Borrower and/or as Guarantor. However, where such Subsidiary is itself a Guarantor which guarantees the obligations of a member of the Group which is not a Subsidiary of the relevant French Guarantor, the amounts payable by such French Guarantor under this paragraph (c) in respect of the obligations of this Subsidiary as Guarantor, shall be limited as set out in paragraph (b) above.

(d)
It is acknowledged that no French Guarantor is acting jointly and severally with the other Guarantors and no French Guarantor shall therefore be considered as "co-débiteur solidaire" as to its obligations pursuant to the guarantee given pursuant to this Clause 18 (Guarantee and Indemnity).

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement.

19.1	Status

(a)
It is a corporation, a limited liability company or a partnership with limited liability, duly incorporated or, in the case of a partnership, and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	it or any of its Subsidiaries' constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries' assets.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in each Relevant Jurisdiction,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement

Subject to any matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors):

(a)	the choice of governing law of each of the Finance Documents will be recognised and enforced in its Relevant Jurisdiction; and

(b)	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdiction.

19.7	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 23.7 (Insolvency proceedings); or

(b)	creditors' process described in Clause 23.9 (Creditors' process),

has been taken or, to the knowledge of the Company, threatened in relation to it or any other member of the Group and none of the circumstances described in Clause  23.6 (Insolvency) applies to it or any other member of the Group. None of the circumstances set out in either (i) Articles 2446 and 2447, or (ii) Articles 2482-bis and 2482-ter of the Italian Civil Code have arisen in respect to any Italian Obligor.

19.8	No filing or stamp taxes

Under the law of each Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Lender.

19.10	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its

Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

19.11	No misleading information

(a)
The Base Case Model has been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements, and the financial projections contained in the Base Case Model have been prepared on the basis of recent historical information, are fair and based on reasonable assumptions that, in the opinion of the Company were reasonable at the time they were made.

(b)
All other written information provided by any member of the Group (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

19.12	Financial statements

(a)	Its Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements fairly represent its financial condition and operations (consolidated in the case of the Company) during the relevant Financial Year.

(c)
There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date on which its Original Financial Statements are stated to have been prepared.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has (to the best of its knowledge and belief) been started or threatened against any member of the Group (or against the directors of any member of the Group).

19.14	No breach of laws

(a)	It has not and none of its Subsidiaries has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

19.15	Environmental compliance

Each member of the Group has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants,

conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

19.16	Environmental Claims

No Environmental Claim has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group where that claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

19.17	Taxation

(a)
It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties (except to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No material claims are being or are reasonably likely to be asserted against it with respect to Taxes.

19.18	Security and Financial Indebtedness

(a)	No Security exists over all or any of the present or future assets of any member of the Group other than any Security permitted under Clause 22.9 (Negative Pledge).

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted under Clause 22.18 (Indebtedness).

19.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

19.20	Good title to assets

It and each Material Company has good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

19.21	Legal and beneficial owner

It is the absolute legal owner and beneficial owner of the assets subject to the Transaction Security.

19.22	Shares

The shares which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or on enforcement of the Transaction Security.

19.23	Intellectual Property

It and each of its Subsidiaries:

(a)
is the sole legal and beneficial owner of or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted and contemplated in the Base Case Model;

(b)	does not, in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which has or is reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

19.24	Group Structure

The Group Structure Chart delivered to the Agent pursuant to Schedule 2 (Conditions Precedent) is true, complete and accurate.

19.25	Obligors

(a)	Each Subsidiary of the Company incorporated in The Netherlands, Germany, France, Italy, Japan and Switzerland is or will be an Obligor on the date of this Agreement.

(b)
The aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA (as defined in Clause 21 (Financial Covenants)), the aggregate Current Assets and turnover of the Guarantors on the date of this Agreement (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is not less than 80% of EBITDA, as defined in Clause 21 (Financial Covenants) and 70% of the consolidated Current Assets and turnover of the Group.

19.26	Accounting reference date

The Accounting Reference Date of each member of the Group is 31 December.

19.27	Centre of main interests and establishments

It has its' "centre of main interests" (as that term is used in Article 3(1) of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation") in the jurisdiction of its incorporation.

19.28	No adverse consequences

(a)	It is not necessary under the laws of its Relevant Jurisdictions:

(i)	in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)	by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of its Relevant Jurisdictions.

(b)
No Finance Party is or will be deemed to be resident, domiciled or carrying on business in its Relevant Jurisdictions by reason only of the execution, performance and/or enforcement of any Finance Document.

19.29	Holding and Dormant Companies

(a)	Except:

(i)	as may arise under the Finance Documents; or

(ii)	as permitted under paragraph (b)(ix) of Clause 22.16 (Loans and Guarantees),

the Company has not traded or incurred any liabilities or commitments (actual or contingent, present or future) other than in the case of it acting as a Holding Company of the Group.

(b)	Each of Brand Loyalty PH Inc., Brand Loyalty Korea Co. Ltd. and Brand Loyalty Australia Pty Ltd. is a Dormant Subsidiary.

19.30	Repetition

The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of each Interest Period; and

(b)	in the case of an Additional Obligor, the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 150 days after the end of each of its Financial Years its audited consolidated financial statements for that Financial Year; and

(b)	as soon as the same become available, but in any event within 45 days after the end of each Financial Quarter of each of its Financial Years;

(i)	its consolidated financial statements for that period; and

(ii)	the financial statements (consolidated if appropriate) of each Obligor for that period.

20.2	Compliance Certificate

(a)
The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants)  and Clause 22.31 (Guarantors) as at the date at which those financial statements were drawn up.

(b)
Each Compliance Certificate shall be signed by one or more directors of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), shall be reported on by the Company's auditors in the form agreed by the Company and the Lenders before the Effective Date.

20.3	Requirements as to financial statements

(a)
The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) includes a balance sheet, profit and loss account, cashflow statement and a consolidation sheet (consolidatiestaat) of the Group, in each case, in a form agreed between the Agent (acting on the instructions of the Lenders) and the Company.

(b)
The Company shall procure that each set of the financial statements delivered pursuant to paragraph (a) of Clause 20.1 (Financial statements) shall be audited by the Company's auditors and accompanied by an unqualified opinion by such auditors.

(c)	The Company shall procure that each set of financial statements delivered pursuant to paragraph (b) of Clause 20.1 (Financial statements) includes:

(i)	a cash flow forecast in respect of the Group relating to the 3 month period commencing at the end of the relevant Financial Quarter in form and substance acceptable to the Majority Lenders; and

(ii)	a detailed report on stock in transit and account receivables in form and substance acceptable to the Majority Lenders.

(d)	Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be:

(i)	certified by a director of the Company as fairly representing its financial condition as at the date at which those financial statements were drawn up; and

(ii)	accompanied by a statement by a director of the Company comparing actual performance for the period to which the financial statements relate to:

(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group.

(e)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP.

(f)
(i)
The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using GAAP and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP or the accounting practices or reference periods, and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)
a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which that Obligor's Original Financial Statements were prepared; and

(B)
sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor's Original Financial Statements.

(ii)	If the Company notifies the Agent of a change in accordance with paragraph (i) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(A)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(B)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to "those financial statements" shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

20.4	Budget

(a)
The Company shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event not later than 15 days before the start of each of its Financial Years, an annual consolidated Budget for that Financial Year and for the first time for the Financial Year 2012.

(b)	The Company shall ensure that each Budget:

(i)	is in a form reasonably acceptable to the Agent and includes a projected consolidated profit and loss and cashflow statement for the Group and projected financial covenant calculations; and

(ii)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Clause 20.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Company.

(c)
If the Company updates or changes the Budget, it shall within not more than 20 days of the update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed Budget together with a written explanation of the main changes in that Budget.

20.5	Group companies

The Company shall, at the request of the Agent, supply to the Agent a report issued by its auditors stating and confirming that, as at the end of the then most recently ended Financial Year, the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)), aggregate Current Assets and turnover of the Guarantors (calculated on an unconsolidated basis and excluding all intra-Group items and investments in Subsidiaries of any member of the Group) is not less than 80% of EBITDA (as defined in Clause 21 (Financial Covenants)) and 70% of the consolidated Current Assets and turnover of the Group.

20.6	Presentations

At least two times in every Financial Year (or more frequently if requested to do so by the Agent if a Default has occurred or is likely to occur), at least one director of the Company (whom shall be either the chief executive officer or the chief financial officer) must give a presentation to the Finance Parties about the on-going business and financial performance of the Group.

20.7	Year-end

The Company shall not change its Accounting Reference Date.

20.8	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)
once every quarter a detailed specification of stock held by the Group detailing, among others, (i) the type of products, (ii) the value per item calculated on the basis of the gross amount of the aggregate relevant stock, (iii) if the product is earmarked for a running loyalty program or a potential loyalty program, (iv) if the product can be returned to the relevant supplier for the full amount of the original purchase price of such product and (v) if the products are obsolete or not;

(b)
once every quarter a specification of accounts payable by Brand Loyalty Sourcing B.V. or, if  any other member of the Group has the majority of accounts payable of the Group, by such other member of the Group;

(c)
promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(d)	promptly, such information as the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(f)	promptly, such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard banking practice; and

(g)
promptly, all relevant information in respect of developments relating to the transfer of any shares in the capital of the Company (not currently held by Alliance Data Systems Corporation) to Alliance Data Systems Corporation.

20.9	Notification of default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or Senior Management on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.10	Use of websites

(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders ( the "Website Lenders") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a "Paper Form Lender") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)
Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.11	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor, the composition of the shareholders of an Obligor or any shareholder obtaining more than 25% of the shares in an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)
The Company shall, by not less than ten Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 25 (Changes to the Obligors).

(d)
Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.12	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any policy of that Finance Party;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable passthru percentage then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

21.	FINANCIAL COVENANTS

21.1	Financial definitions

In this Clause 21:

"Borrowings" means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any indebtedness of members of the Group for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptances under any acceptance credit or bill discount facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirements for de-recognition under GAAP);

(f)
any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group which liability would fall within one of the other paragraphs of this definition;

(g)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the Termination Date or are otherwise classified as borrowings under GAAP;

(h)
any amount raised under any other transaction (including any forward sale or purchase agreement, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(i)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

"EBIT" means, in respect of any Relevant Period, the consolidated operating profit of the Group before taxation after deducting the amount of any profit (or adding back the amount of any loss) of any member of the Group which is attributable to minority interests.

"EBITDA" means, in respect of any Relevant Period, EBIT for that Relevant Period after adding back any amount attributable to the amortisation, depreciation or impairment of assets of members of the Group (and taking no account of the reversal of any previous impairment charge made in that Relevant Period) before taking into account any Exceptional Items provided that the aggregate amount of Exceptional Items in respect of any Relevant Period that may be taken into account for the purpose of calculating EBITDA may not exceed EUR 2,500,000 (or its equivalent).

"Exceptional Items" means any exceptional, one off, non-recurring or extraordinary items which represent gains or losses including those arising on:

(a)	the restructuring of the activities of an entity and reversals of any provisions for the cost of restructuring;

(b)	disposals, revaluations, write downs or impairment of non-current assets or any reversal of any write down or impairment;

(c)	disposals of assets associated with discontinued operations; and

(d)	a sale and transfer of the shares in the capital of the Company to the extent permitted under the terms of this Agreement.

"Finance Lease" means any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease.

"Financial Quarter" means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

"Financial Year" means the annual accounting period of the Group ending on or about 31 December in each year.

"Quarter Date" means each of 31 March, 30 June, 30 September and 31 December.

"Relevant Period" means each period of twelve months ending on the last day of the Company's Financial Year and each period of twelve months ending on the last day of each Financial Quarter.

"Senior Net Leverage" means, in respect of any Relevant Period, the ratio of Senior Total Net Debt on the last of that Relevant Period to EBITDA in respect of that Relevant Period.

"Senior Total Net Debt" means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of Borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding the Deutsche Bank Permitted Financial Indebtedness;

(c)	including, in the case of Finance Leases only, their capitalised value; and

(d)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any Obligors at that time,

and so that no amount shall be included or excluded more than once.

21.2	Financial condition

The Company shall ensure that:

(a)	Senior Net Leverage: Senior Net Leverage in respect of any Relevant Period specified in column 1 below shall not exceed the ratio set out in column 2 below opposite that Relevant Period

Column 1 Relevant Period	Column 2 Ratio

The Relevant Period ending on 31 December 2013	3.00:1.00

The Relevant Period ending on 31 March 2014	2.75:1.00

Any Relevant Period ending after 31 March 2014 but on or before 31 December 2014	2.15:1.00

Any Relevant Period ending after 31 December 2014	2.00:1.00

(b)	Minimum EBITDA: EBITDA in respect of any Relevant Period commencing on (and including) the Relevant Period:

(i)	expiring on 31 December 2013 up to and including the Relevant Period expiring on 31 March 2014 shall not be less than EUR 40,000,000; and

(ii)	expiring on 30 June 2014 and any Relevant Period thereafter shall not be less than EUR 45,000,000.

21.3	Financial testing

The financial covenants set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

21.4	Equity cure

(a)
Subject to paragraphs (b) to and including (d) below, the Company may elect to use the net proceeds received by it in cash of any New Equity and/or Subordinated Shareholder Loan (the "Equity Cure Amount") to remedy non-compliance with the requirement set out in paragraph (a) of Clause 21.2 (Financial condition) by electing to deduct the Equity Cure Amount required to remedy that non-compliance from Senior Total Net Debt in the manner set out in paragraph (d) below.

(b)
The Equity Cure Amount may only be taken into account to remedy non-compliance with the requirement set out in paragraph (a) of Clause 21.2 (Financial condition) if each of the following conditions is satisfied:

(i)	the Company elects to apply the proceeds as a remedy before the date which is 15 Business Days of the earlier of:

(A)	the Company becoming aware of the failure to comply; and

(B)
the date of delivery of the Compliance Certificate relating to the financial statements for the last Financial Quarter of the Relevant Period (the "Relevant Quarter Date") to which the non-compliance relates;

(ii)
the election is made by written notice of the Company (signed by a director) to the Agent (the "Election Notice") and certifies the Equity Cure Amount received in cash by the Company and specifies the Relevant Period in respect of which they are to be taken into account; and

(iii)
the Election Notice is accompanied by a revised Compliance Certificate showing compliance with the requirement as set out in paragraph (a) of Clause 21.2 (Financial condition) after taking into account the Equity Cure Amount used to remedy that non-compliance.

(c)	The Company may not, other than with the prior written consent of all the Lenders, make an election pursuant to paragraph (a) above more than once during the lifetime of the Facilities.

(d)
For the purposes of this Clause 22, the Equity Cure Amount shall, solely for the purpose of testing the financial covenants, be deemed to be applied such that Senior Total Net Debt for the Relevant Period ending on the Relevant Quarter Date shall be reduced by the Equity Cure Amount provided that for each subsequent Relevant Period, Senior Total Net Debt shall be calculated on the basis of the actual Senior Total Net Debt as at the end of such subsequent Relevant Period.

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply copies certified by the directors of the Company to the Agent of,

any Authorisation required under any law or regulation of the Relevant Jurisdictions to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in each Relevant Jurisdiction of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

22.3	Environmental compliance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same where failure to do so might reasonably be expected to have a Material Adverse Effect.

22.4	Environmental Claims

The Company shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of:

(a)	any Environmental Claim that has been commenced or (to the best of its knowledge and belief) is threatened against any member of the Group; or

(b)	any facts or circumstances which will or are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim would be reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

22.5	Taxation

Each Obligor shall (and the Company shall ensure that each other member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring material penalties (except to the extent that (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and (c) such payment can be lawfully withheld).

22.6	Merger

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction (which shall include, for the avoidance of doubt, any change to the nature of an Obligor's legal personality, status or company type).

22.7	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company, the Obligors or the Group taken as a whole from that carried on by the Group at the date of this Agreement.

22.8	Acquisitions

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them).

(b)
Paragraph (a) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is:

(i)
an acquisition by a member of the Group of an asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a disposal permitted under Clause 22.14 (Disposals);

(ii)
an acquisition (not being an acquisition by the Company) of (x) any part of the issued share capital and voting rights of a limited liability company or (y) a business or undertaking carried on as a going concern (each an "Acquisition Target"), but only if:

(A)	no Default is continuing on the closing date for the acquisition or would occur as a result of the acquisition;

(B)	the Acquisition Target, is mainly engaged in a business similar or complementary to that of an existing member of the Group; and

(C)
if the aggregate of (i) the equity value of the Acquisition Target (assuming at all times for this purposes 100% of the issued share capital is being acquired), (ii) associated costs and expenses for the relevant acquisition and (iii) any Financial

Indebtedness (net of cash) remaining in the Acquisition Target (assuming at all times for this purposes 100% of the issued share capital is being acquired) (together the "Enterprise Value") at the date of acquisition does not exceed EUR 20,000,000 and when aggregated with the Enterprise Value for any other acquisition permitted under this Clause 22.8 at the time of acquisition does not in any Financial Year of the Company exceed in aggregate EUR 30,000,000 or its equivalent; and

(D)
a member of Senior Management certifies that Acquisition Target is projected to have positive earnings before interest, tax, depreciation and amortisation (calculated on a consolidated basis (if applicable) and on the same basis as EBITDA) for the twelve Month period starting on the first day of the next Month after the closing date for the acquisition.

22.9	Joint Ventures

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)
transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b)	Paragraph (a) above does not apply to any acquisition of (or agreement to acquire) any interest in a Joint Venture if such transaction is an acquisition permitted under Clause 22.8 (Acquisitions).

22.10	Holding Companies

The Company shall not trade, carry on any business, own any assets or incur any liabilities except for:

(a)	the provision of administrative services (excluding treasury services) to other members of the Group of a type customarily provided by a holding company to its Subsidiaries;

(b)
ownership of shares in its Subsidiaries, intra-Group debit balances, intra-Group credit balances and other credit balances in bank accounts, cash and Cash Equivalent Investments but only if those shares, credit balances, cash and Cash Equivalent Investments are subject to the Transaction Security; and

(c)	any liabilities under the Finance Documents to which it is a party and professional fees and administration costs in the ordinary course of business as a holding company.

22.11	Preservation of Assets

Each Obligor shall, and the Company shall ensure that each other member of the Group will, maintain and preserve all of its assets that are necessary or desirable for the conduct of its business, as conducted at the date of this Agreement, in good working order and condition, ordinary wear and tear excepted.

22.12	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party or Hedge Counterparty against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.13	Negative pledge

In this Clause 22.13, "Quasi-Security" means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security (or as the case may be) Quasi-Security, listed below:

(i)	the Existing Security;

(ii)	any netting or set-off arrangement entered into, or Security granted by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any payment or close out netting or set-off arrangement pursuant to any hedging transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency management operations which are carried out in the ordinary course of business and for non-speculative purposes only,

excluding, in each case, any Security or Quasi-Security under a credit support arrangement in relation to a hedging transaction;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(vi)
any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(vii)	the Transaction Security;

(viii)
any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier's standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(ix)	any Security or Quasi-Security entered into by any member of the Group in the ordinary course of its banking arrangements pursuant to the general banking conditions (algemene bankvoorwaarden);

(x)
any Security or Quasi-Security granted by any member of the Group incorporated in China over credit balances on a bank account held by any member of the Group incorporated in China with Deutsche Bank AG or any of its Affiliates for the purposes of securing the Deutsche Bank Permitted Financial Indebtedness up to a maximum aggregate amount not exceeding EUR 3,500,000 (or its equivalent); or

(xi)
any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (viii) above) does not EUR 500,000 (or its equivalent in another currency or currencies).

22.14	Disposals

(a)
No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	of stock in trade made in the ordinary course of trading and on arm's length terms of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(iii)	by one Obligor to another Obligor if that other Obligor is party to a legally valid binding and enforceable Security Document which creates a first priority Security over all of its assets;

(iv)	for cash on arm's length terms of any obsolete assets not required for the efficient operation of the business of the Group by any member of the Group;

(v)	of cash where that disposal is not otherwise prohibited by the Finance Documents;

(vi)
of inventory as a direct result of the relocation of the offices of one or more of the Dutch Obligors to a new address in s'-Hertogenbosch, The Netherlands as scheduled to take place in Financial Year 2013 and as notified to the Agent on the date of this Agreement; or

(vii)
where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (v) above) does not exceed EUR 50,000 (or its equivalent in another currency or currencies) in any Financial Year.

22.15	Arm's length basis

No Obligor shall (and the Company shall ensure no other member of the Group will) enter into any transaction with any person except on arm's length terms and for full market value.

22.16	Loans and Guarantees

(a)
No Obligor shall and the Company shall ensure that no other member of the Group will make any loans, grant any credit or give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person, including for the avoidance of doubt to or for the benefit any Ringfenced Entity or in favour of creditors of a Ringfenced Entity for obligations of that Ringfenced Entity.

(b)	Paragraph (a) above shall not apply to any:

(i)
any trade credit extended by any member of the Group to its customers or suppliers on normal commercial terms and any advance payment made in relation to capital expenditure, in each case in the ordinary course of its trading activities;

(ii)	loan made by an Obligor to another Obligor or made by a member of the Group which is not an Obligor to another member of the Group;

(iii)
loan made by an Obligor to a member of the Group which is not an Obligor so long as the aggregate amount of the Financial Indebtedness under any such loans does not exceed EUR 12,500,000 (or its equivalent in another currency) at any time;

(iv)
loan made by a member of the Group to an employee or director of any member of the Group if the amount of that loan when aggregated with the amount of all loans to employees and directors by members of the Group does not exceed EUR 2,000,000 (or its equivalent) at any time, provided that the Company shall ensure that the aggregate of such loans on 30 June and 31 December of each Financial Year shall not exceed EUR 100,000 (or its equivalent);

(v)	liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

(vi)	liability arising as a result of two or more members of the Group forming part of a fiscal unity (fiscale eenheid);

(vii)
any bank guarantee guaranteeing performance by a member of the Group under any rental agreement in relation to office space of a member of the Group and/or under any tax representation agreement  in an aggregate amount not exceeding EUR 500,000 (or its equivalent) at any time;

(viii)	any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(ix)
any guarantees given by the Company in favour of the vendors in the ordinary course of documentation of the acquisition of the shares in IM Digital Group B.V. which guarantees are in customary form and subject to customary limitations; and

(x)	loans, credit, guarantees or indemnities as permitted or required under the terms of the Finance Documents.

22.17	Dividends

(a)
No Obligor shall and the Company shall ensure that no other member of the Group will pay, make or declare any dividend or other distribution in respect on or in respect of its share capital or redeem or purchase, defease, retire or repay any of its share capital or resolve to do so.

(b)	Paragraph (a) above does not apply to:

(i)	the payment of a dividend to the Company or any of its wholly-owned Subsidiaries;

(ii)
the redemption, repurchase or payment of shares owned by management, directors or officers of any member of the Group by reason of such managers, directors or officers leaving their employment or ceasing to hold office in a maximum aggregate amount (when aggregated with any payment, repayment or prepayment of any principal amount (or capitalised interest) or interest outstanding under any Subordinated Shareholder Loan to the extent permitted under paragraph (b) of Clause 22.19 (Subordinated Shareholder Loans)) of EUR 2,000,000 (or its equivalent in other currencies) in the Financial Years 2013 (for the period starting on 18 November 2013) and 2014 (taken together) provided that the payment is made when no Default is continuing or would occur as a result of the making of the payment; and

(iii)	any dividend payment or redemption after 31 December 2014 if:

(A)	no Default is continuing or would occur immediately after the making of that payment or redemption; and

(B)	Senior Net Leverage:

(1)	in respect of the most recently ended Relevant Period at the time that payment or redemption is made, does not exceed 1.75:1.00; and

(2)	will not exceed 1.75:1.00 immediately after the making of that payment or redemption:

22.18	Indebtedness

(a)
The Company shall ensure that no other member of the Group shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to any Financial Indebtedness:

(i)	arising as a consequence of:

(A)	extending any payment terms with its creditors or suppliers on normal commercial terms;

(B)	any repurchase or purchase obligation;

(C)	tax liabilities; or

(D)
one or more of its trade creditors selling its claim on any member of the Group to a Lender (or an Affiliate of a Lender) under any supply chain financing programme entered into between the relevant Lender (or Affiliate of a Lender), member of the Group and the relevant trade creditor pursuant to which such trade payable is replaced by Financial Indebtedness incurred under such supply chain finance programme, provided that:

(1)
the amount of Financial Indebtedness incurred by the relevant members of the Group in doing so, when aggregated with any financing costs relating thereto, does not exceed (x) the amount of the sold trade payables and (y) in the case of members of the Group which are not Obligors, EUR 2,500,000 (or its equivalent) at any time;

(2)	any such Financial Indebtedness does not have the benefit of any Security granted by any member of the Group; and

(3)	any such supply chain financing programme is entered into on normal commercial terms,

in each case, in the ordinary course of its trading activities;

(ii)	operational leases which in the future may qualify as Financial Indebtedness of vehicles, real estate, equipment or computer hardware;

(iii)	any accruals existing according to GAAP;

(iv)	the Existing Financial Indebtedness;

(v)	arising under the Finance Documents;

(vi)	arising under the Subordinated Shareholder Loan Agreement;

(vii)
incurred by any member of the Group under a bilateral financing arrangement with Deutsche Bank AG or any of its Affiliates up to a maximum aggregate amount not exceeding EUR 3,500,000 (or its equivalent) (the "Deutsche Bank Permitted Financial Indebtedness"); and

(viii)	not permitted by the preceding paragraphs and the outstanding amount of which does not exceed EUR 500,000 (or its equivalent) in aggregate for the Group at any time.

22.19	Subordinated Shareholder Loans

(a)	Except as permitted under sub-clause (b) below, no Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	repay or prepay any principal amount (or capitalised interest) outstanding under any Subordinated Shareholder Loan;

(ii)	pay any interest or any other amounts payable in connection with any Subordinated Shareholder Loan; or

(iii)	purchase, redeem, defease or discharge any amount outstanding with respect to any Subordinated Shareholder Loan.

(b)	Paragraph (a) above, does not apply to:

(i)
any payment, repayment or prepayment of any principal amount (or capitalised interest) or interest outstanding under any Subordinated Shareholder Loan in a maximum aggregate amount (when aggregated with any redemption, repurchase or payment of shares owned by management, directors or officers of any member of the Group by reason of such managers, directors or officers leaving their employment or ceasing to hold office to the extent permitted under paragraph (b) of Clause 22.17 (Dividends)) of EUR 2,000,000 (or its equivalent in other currencies) in the Financial Years 2013 (for the period starting on 18 November 2013) and 2014 (taken together) provided that the payment is made when no Default is continuing or would occur as a result of the making of the payment; and:

(ii)	any payment, repayment or prepayment of any principal amount (or capitalised interest) or interest outstanding under any Subordinated Shareholder Loan after 31 December 2014 if:

(A)	no Default is continuing or would occur immediately after the making of that payment, repayment or prepayment; and

(B)	Senior Net Leverage:

(1)	in respect of the most recently ended Relevant Period at the time that payment, repayment or prepayment is made, does not exceed 1.75:1.00; and

(2)	will not exceed 1.75:1.00 immediately after the making of that payment, repayment or prepayment.

22.20	Share capital

No Obligor shall and the Company shall ensure no other member of the Group will issue any shares or provide any equity contribution in excess of an aggregate amount of EUR 1,000,000 other than the issue of any shares by the Company the proceeds of which are to be applied in accordance with and for the purposes as set out in Clause 21.4 (Equity cure) and provided that such issue does not lead to a Change of Control.

22.21	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.22	Pensions

The Company shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of their employees are funded to the extent required by applicable law and regulations where failure to do so would be reasonably likely to have a Material Adverse Effect.

22.23	Access

Each Obligor shall, and the Company shall ensure that each other member of the Group whose shares are the subject of the Transaction Security will:

(a)
on request of the Agent, provide the Agent and Security Agent with any information the Agent or Security Agent may reasonably require about that company's business and affairs, the Charged Property and its compliance with the terms of the Security Documents; and

(b)
permit the Security Agent, its representatives, delegates, professional advisers and contractors, free access at all reasonable times and on reasonable notice at the cost of the Obligors, (i) to inspect and take copies and extracts from the books, accounts and records of that company and (ii) to view the Charged Property (without becoming liable as mortgagee in possession).

22.24	Service contracts

(a)	The Company must ensure that there is in place in respect of each Obligor qualified management with appropriate skills.

(b)
If any of the Senior Management ceases (whether by reason of death, retirement at normal retiring age or through ill health or otherwise) to perform his or her duties (as required under the Service Contracts), the Company must as soon as reasonably practicable thereafter:

(i)	notify the Agent; and

(ii)	appoint an adequately qualified replacement for him or her as promptly as practicable.

(c)
The Company shall ensure that no member of the Group amends, varies, waives, novates, supplements or replaces any term of a Service Contract in a way which is or is reasonably likely to be materially prejudicial to the interests of the Finance Parties.

22.25	Intellectual Property

Each Obligor shall and the Company shall procure that each Group member will):

(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)
not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paragraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Material Adverse Effect.

22.26	Amendments

No Obligor shall amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document, any Subordinated Shareholder Loan Agreement or any other document delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 25 (Changes to the Obligors) in a way which:

(a)	could reasonably be expected to adversely affect the interests of the Finance Parties; or

(b)	would change the date, amount or method of payment of interest or principal on any Subordinated Shareholder Loan.

22.27	Financial assistance

Each Obligor shall (and the Company shall procure each other member of the Group will) comply in all respects with section 2:98(c) of the Dutch Civil Code and any equivalent legislation in other jurisdictions including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

22.28	Group bank accounts

The Company shall ensure that all bank accounts of the Group shall be opened and maintained with a Finance Party or an Affiliate of a Finance Party and are subject to valid Security under the Security Documents, but only to the extent commercially and practically possible and provided by such Finance Party on market standard terms

22.29	Treasury Transactions

No Obligor shall and the Company shall ensure that no members of the Group will enter into any Treasury Transaction, other than:

(a)	the hedging transactions documented by the Hedging Agreements; and

(b)
spot and forward delivery foreign exchange contracts (including currency hedging transactions) entered into with a Finance Party (to the extent practically possible and provided by such Finance Party on market standard terms) in the ordinary course of business and not for speculative purposes.

22.30	Compliance with Hedging Letter

The Company shall ensure that all exchange rate and interest rate hedging arrangements required by the Hedging Letters are implemented in accordance with the terms of the Hedging Letters and that such arrangements are not terminated, varied or cancelled without the consent of the Agent (acting on the instructions of the Majority Lenders).

22.31	Guarantors

The Company shall ensure that at all times after the date of this Agreement, the aggregate of earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, as defined in Clause 21 (Financial Covenants)) of the

Guarantors, the aggregate Current Assets and turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-group items and investments in Subsidiaries of any member of the Group) is not less than 80% of EBITDA (as defined in Clause 21 (Financial Covenants)) and 70% of the consolidated Current Assets and consolidated turnover of the Group.

22.32	Further assurance

(a)
Each Obligor shall (and the Company shall procure that each other member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)
to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)
to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)
Each Obligor shall (and the Company shall procure that each other member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.

(c)
Each Obligor shall, if requested to do so by the Security Agent, provide additional Security for the fulfilment of its obligations over its assets towards the Security Agent and/or the other Finance Parties for the Secured Obligations on terms acceptable to the Security Agent, provided that the Security Agent shall, at its sole discretion, make a cost/benefit analysis before requiring any additional Security pursuant to the foregoing.

(d)
It is understood by the Finance Parties that all trading stock of the Obligors will move continuously between warehouses (owned by third parties), inter alia, depending on availability, necessity and pricing of such warehouse space. In order to comply with its obligations under this Clause 22.32, the Obligors will promptly provide the Security Agent with a printed exctract from teh SAP system of the Obligors receiving a written request from the Security Agent to that effect.

22.33	Limitation of General Undertakings

Notwithstanding the introductory provision of Clause 22 (General Undertakings) (but without prejudice to the performance of any of the obligations under Clause  22 (General Undertakings) by any Obligor whose relevant jurisdiction is not Germany), the undertakings set out in Clauses 22.6 (Merger), 22.7 (Change of business), 22.8 (Acquisitions), 22.9 (Joint Ventures), 22.14 (Disposals), 22.17 (Dividends) and 22.20 (Share Capital) (such undertakings, the "Relevant Undertakings") are not and shall not be given by any German Obligor (each a "German Obligor") or any of its Subsidiaries incorporated or established in the Federal Republic of Germany (together the "German Group"). However:

(a)
each German Obligor shall give to the Agent not less than 15 Business Days' prior written notice if it or any other member of the German Group proposes to carry out any of the acts or to take any of the steps referred to in the Relevant Undertakings which, if all the Relevant Undertakings were applicable to that member of the German Group, would constitute a breach of any of the Relevant Undertakings;

(b)
the Agent shall be entitled within 5 Business Days of receipt of the relevant German Obligor's notice under paragraph (a) above to request the relevant German Obligor to supply to the Agent in sufficient copies for the Lenders any relevant information in connection with the proposed action or steps referred to in such notice;

(c)
the Agent shall notify the relevant German Obligor, within 5 Business Days of receipt of the relevant German Obligor's notice under paragraph (a) above or, if additional information has been requested by the Agent within the prescribed time, within 5 Business Days of receipt of such information, whether the proposed action or steps under paragraph (i) above is in the reasonable opinion of the Agent, acting on the instructions of the Majority Lenders, likely to materially and adversely affect the risk position of the Lenders;

(d)
if the proposed action or steps under paragraph (a) above is so considered by the Agent to materially and adversely affect the risk position of the Lenders and the relevant member of the German Group nevertheless takes such action or steps under paragraph (i) above, this shall constitute an Event of Default pursuant to Clause 23.2 (Financial covenants and other obligations) and the Agent shall be entitled to make (and, if so instructed by the Majority Lenders, shall make) the declaration, request and/or instruction set out in Clause 23.22 (Acceleration).

22.34	Condition subsequent

The Company shall procure that within 60 days of the date of this Agreement the relevant Borrowers enter into the Hedging Agreements.

22.35	Segregation of assets or revenues

No Italian Obligor shall segregate assets or revenues pursuant to Article 2447-bis (Patrimoni Destinati ad uno Specifico Affare) of the Italian Civil Code, letter (a) and (b), without the prior written consent of the Agent (acting on the instructions of the Majority Lenders), in each case to an extent which is materially prejudicial to the interests of the Lenders taken as a whole under the Finance Documents.

22.36	Positive pledge

Promptly upon request of the Agent (acting on the instructions of the Majority Lenders), each Italian Obligor shall pledge, charge, assign or otherwise secure any of its assets (to the extent not already subject to Transaction Security) in favour of the Security Agent and the other Finance Parties as security for amounts that are or may become owing under the Finance Documents in form and substance satisfactory to the Agent and the Security Agent, subject to limitations as to the scope of the obligations to be secured by such securities in line with the limitations defined for the guarantee and indemnity obligations of any Italian Guarantor under Clause 18 (Guarantee and Indemnity).

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save as for Clause 23.22 (Acceleration).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b)	payment is made within 5 Business Days of its due date.

23.2	Financial covenants and other obligations

Any requirement of Clause 20 (Information Undertakings) or Clause 21 (Financial covenants) is, subject to Clause 21.4 (Equity cure), not satisfied or any Obligor does not comply with any provision of Clause 22.13 (Negative Pledge), 22.14 (Disposals) or Clause 22.18 (Indebtedness).

23.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants and other obligations)).

(b)
No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 10 days of the earlier of (A) the Agent giving notice to the Company and (B) the Company becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)
Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than EUR 500,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)
A member of the Group is unable or admits inability to pay its debts as they fall due (including a state of cessation des paiements within the meaning of the French Code de commerce), suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (including, without limitation, shiharai funou and shiharai teishi under Japanese law) and in particular a member of the Group incorporated in Germany is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or threatens to become unable to pay its debts (drohend zahlungsunfähig) within the meaning of section 18 of the German Insolvency Code (Insolvenzverordnung).

(b)
A member of the Group incorporated in Germany is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung) or, with respect to any other member of the Group, the value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities) (including, without limitation, saimu chouka under Japanese law).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

23.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution (including, without limitation, the resolutions for, the adjudication of or the order of kaisan under Japanese law), administration, the opening of proceedings for sauvegarde, sauvegarde financière accélérée, redressement judiciaire or liquidation judiciaire or a judgement for cession totale ou partielle de l'entreprise pursuant to articles L.620-1 to L.670-8 of the French Code de commerce or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise, including in the context of a mandat ad hoc or of a conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)
the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, mandataire ad hoc, conciliateur, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(d)	enforcement of any Security over any assets of any member of the Group; or

(e)
commencement of civil rehabilitation proceedings under the Civil Rehabilitation Act of Japan (minji saisei hou) (Act No. 225 of 1999, as amended), corporate reorganisation proceedings under the Corporate Reorganisation Act of Japan (kaisha kousei hou) (Act No. 154 of 2002, as amended), bankruptcy proceedings under the Bankruptcy Act of Japan (hasan hou) (Act No. 75 of 2004, as amended), special liquidation (tokubetsu seisan) under the Companies Act of Japan (kaisha hou) (Act No. 86 of 2005, as amended) or special mediation (tokutei choutei) under the Special Mediation Act of Japan (tokutei saimu tou no chousei no sokushin no tame no tokutei choutei ni kansuru houritsu) (Act No. 158 of 1999, as amended), in respect of any Japanese Guarantor, or any analogous procedure or step is taken in any jurisdiction (including, without limitation, the making of an application for the opening of insolvency proceedings for the reasons set out in section 17 to 19 of the German Insolvency Code

(Insolvenzordnung) (Antrag auf Eröffnung eines Insolvenzverfahrens)) or the taking of actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung).

This Clause 23.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

23.8	Suspension of banking transactions

Any clearing house takes procedures for the suspension of any transactions of any Japanese Guarantor with banks or similar financial institutions.

23.9	Creditors' process

Any expropriation, (provisional) attachment (including, without limitation, kari sashiosae under Japanese law), preservative attachment (including, without limitation, hozen sashiosae under Japanese law), attachment (including, without limitation, sashiosae under Japanese law), foreclosure (including, without limitation, keibai tetsuzuki under Japanese law), sequestration, distress or execution (including any of the enforcement proceedings provided for in French law n° 91-650 of 9 July 1991) affects any asset or assets of a member of the Group and is not discharged within 21 days.

23.10	Unlawfulness

(a)
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under any Subordinated Shareholder Loan Agreement is or becomes unlawful.

(b)
Any obligation or obligations of any Obligor under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Transaction Security or any subordination created under any Subordinated Shareholder Loan Agreement ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

23.11	Subordinated Shareholder Loan Agreements

Any party to a Subordinated Shareholder Loan Agreement fails to comply with the subordination provisions of that Subordinated Shareholder Loan Agreement and the interests of the Lenders taken as a whole under the Finance Documents would be materially prejudiced by such failure and, if the non-compliance is capable of remedy, it is not remedied within 10 days of the earlier of the Agent giving notice to that party or that party becoming aware of the non-compliance.

23.12	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

23.13	Change of ownership

An Obligor (other than the Company) ceases to be a wholly-owned Subsidiary of the Company, except as result of disposal which is permitted under Clause 22.14 (Disposals).

23.14	Change of management

Mr. H.W.M. van der Wallen, or two of the following: Mr. J.J.J. Rikken, Mr. A.N. Dixon, Mr. P.N. Spanton or Mrs C.M.P. Mennen-Vermeule ceases to be employed by the Company or to devote the time and attention to the business, trade and offices of the Group or perform the functions required under the terms of his or her Service Contract and a replacement person has not given a legally binding acceptance to an offer of employment and resigned from his or her existing employment within 120 days of that cessation or such other period as reasonably agreed between the Company and the Lenders. This Event of Default shall also apply to any replacement person as if references in this Clause to Mr. H.W.M. van der Wallen, Mr. J.J.J. Rikken, Mr. A.N. Dixon, Mr. P.N. Spanton or Mrs C.M.P. Mennen-Vermeule were references to that replacement person and references to "Service Contract" were references to the service contract of that person.

23.15	Audit qualification

The auditors of the Group qualify the audited annual consolidated financial statements of the Company in any material respect.

23.16	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group.

23.17	Repudiation and rescission of agreements

(a)	An Obligor rescinds or repudiates a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any of the Transaction Security.

(b)
Any party to the Subordinated Shareholder Loan Agreements rescinds or purports to rescind or repudiates or purports to repudiate any of the subordination provisions of those agreements in whole or in part where to do so has or is, in the reasonable opinion of the Majority Lenders, likely to have a material adverse effect on the interests of the Lenders under the Finance Documents.

23.18	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Finance Documents or the transactions contemplated in the Finance Documents or against any member of the Group or its assets (or against the directors of any member of the Group) which is likely to be adversely determined and, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

23.19	Pensions

The Company or any other member of the Group does not comply with its payment obligations under any pension scheme operated by or maintained for the benefit of members of the Group and/or any of their employees where failure to do so would be reasonably likely to have a Material Adverse Effect.

23.20	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

23.21	Minimum Share Capital Requirements in respect of any Italian Obligor

(a)
The occurrence of the circumstances set forth in Article 2447, or 2482-ter, as applicable, of the Italian Civil Code in relation to any Italian Obligor unless, without delay and in any event no later than 30 days from the date on which such Italian Obligor's directors have knowledge of such occurrence, a shareholders' meeting duly pass a resolution approving a capital increase to comply with the minimum capital requirements under Italian law and setting a reasonable deadline for the shareholders to underwrite and pay up such capital increase (the "Share Capital Increase Resolution").

(b)	The share capital increase approved by the Share Capital Increase Resolution has not been fully paid up in accordance with and within the deadline set forth in the Share Capital Increase Resolution.

23.22	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Company but, in respect of any French Obligor, subject to the mandatory provisions of articles L.620-1 to L.670-8 of the French Code de commerce:

(a)	cancel the Commitments, at which time they shall immediately be cancelled;

(b)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable;

(c)	declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders;

(d)	exercise, or direct the Security Agent to exercise, any or all of its rights, remedies and powers under any of the Finance Documents;

(e)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be immediately due and payable at which time they shall become immediately due and payable; and/or

(f)
declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

Subject to this Clause 24, a Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer any of its rights and obligations,

under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to:

(i)	another Lender or an Affiliate of a Lender;

(ii)	a reputable bank, which is acceptable to all Lenders; or

(iii)	made at the time an Event of Default has occurred and is continuing.

(b)
The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed.  The Company will be deemed to have given its consent five Business Days after the Existing Lender has requested it and provided that all relevant information on the prospective New Lender has been obtained, unless such consent is expressly refused by the Company within that time.

(c)	An assignment will only be effective on:

(i)
receipt by the Agent (whether in the Transfer Certificate or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it was an Original Lender; and

(ii)
performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(d)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under  Clause 13 (Tax Gross Up and Indemnities) and/or Clause 14 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)
Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of EUR 2,500.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)
If any Existing Lender wishes to transfer all or any part of its rights, benefits and obligations under the Finance Documents as contemplated in Clause 24.1 (Assignments and transfers by the Lenders), then such transfer may be effected in the manner as set out in the Transfer Certificate by delivery to the Agent of a duly completed Transfer Certificate executed by such Existing Lender and the relevant New Lender.

(b)
Each Party hereto irrevocably grants in advance its permission to a transfer of obligations as contemplated in this Clause 24 (Changes to the Lenders). Receipt of a Transfer Certificate by the Agent shall constitute notice of assignment (mededeling van cessie) and notice of transfer (mededeling van schuldoverneming) and each Party hereto irrevocably instructs the Agent (a) to receive each such notice of assignment and transfer on its behalf and in its name and agrees that such notice to be given to such party may be given to the Agent as representative of such party and (b) forward a copy of such notice to the Company.

(c)	The benefit of each Security Document shall be maintained in favour of the New Lender.

(d)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary "know your customer" or other similar other checks under all applicable laws and regulations in relation to the transfer to such New Lender.

24.6	Copy of Transfer Certificate or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Increase Confirmation, send to the Company a copy of that Transfer Certificate or Increase Confirmation.

24.7	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 24.7, each Lender may without consulting with or obtaining consent from any Obligor at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under the Finance Documents (to the extent not separating its rights and claims under this Agreement from its rights and claims under the Security Documents) to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.8	French law provisions

(a)
To the extent a transfer of rights and obligations hereunder could be construed as a novation within the meaning of articles 1271 et seq. of the French Code Civil, each Party agrees that upon a transfer under Clause 24.1 (Assignments and transfers by the Lenders) and Clause 24.5 (Procedure for transfer), the security created under the French law governed Security Documents shall be preserved and maintained for the benefit of the Security Agent, the new Lender and the remaining Finance Parties pursuant to articles 1278 et seq. of the French Code Civil.

(b)
The New Lender may, in case of an assignment of rights by an Existing Lender hereunder, if it considers it necessary to make such transfer effective as against third parties, arrange for the relevant assignment agreement to be notified by way of signification to any French Obligor in accordance with article 1690 of the French Code Civil.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Borrowers

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.11 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower.  That Subsidiary shall become an Additional Borrower if:

(i)	it is incorporated in the same jurisdiction of an existing Borrower and the Majority Lenders approve the addition of that Subsidiary;

(ii)	if not incorporated in the same jurisdiction of an existing Borrower, all Lenders approve the addition of that Subsidiary;

(iii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iv)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(v)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)	Upon becoming an Additional Borrower that Subsidiary shall make any necessary tax filings (and provide copies of such filings) as required by and in accordance with Clause 13 (Tax gross-up).

(d)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification.  The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

at which time that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.4	Additional Guarantors

(a)
Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.11 ("Know your customer" checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor.  That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)
the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)
The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

(c)
Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

25.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

25.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case);

(ii)	all the Lenders have consented to the Company's request; and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 25.3 (Resignation of a Borrower),

at which time that company shall cease to be a Guarantor and shall have no further rights or obligations under the Finance Documents.

(c)
If the resignation of a Guarantor is accepted in accordance with paragraph (b) of this Clause 25.6 the Agent shall instruct the Security Agent to release any Transaction Security granted by that Guarantor, in accordance with Clause 27.19 (Releases).

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGER

26.1	Appointment of the Agent

(a)	Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)
Each of the other Finance Party (other than the Security Agent) hereby relieves the Agent from the restrictions pursuant to section 181 Civil Code (Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible to such Finance Party. A Finance Party which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Agent accordingly.

(d)
For the purposes of the Italian laws, the Agent has to be considered as “mandatario con rappresentanza” hereby duly appointed by the Finance Parties to act in their name and on their behalf for the purposes and within the limits set out in the Finance Documents.

26.2	Appointment of the Security Agent as agent under the French security documents

(a)
Each Finance Party (other than the Security Agent) (as mandant) appoints the Security Agent (which appointment is hereby accepted) to act as its agent (mandataire) (with full power to appoint and to substitute and to delegate) under or in connection with any security governed by French law to the extent that securities governed by French law could not be granted to the Security Agent under a parallel debt mechanism (a "Non Parallel Debt French Security") and authorises the Security Agent on its behalf to exercise such rights, powers, authorities and discretions as are specifically delegated to the Security Agent by the terms hereof and of any Security Document creating or expressed to create a Non Parallel Debt French Security benefiting to it (a "Non Parallel Debt French Security Document") and together with all rights, powers, authorities and discretions as are reasonably incidental thereto or necessary to give effects to the rights, powers, authorities and discretions of the Security Agent hereby and under or in connection with the Non Parallel Debt French Security Documents.

(b)	Each Finance Party (other than the Security Agent) irrevocably authorises the Security Agent on its behalf to:

(i)	enter into each Non Parallel Debt French Security Document;

(ii)	acknowledge the provisions of each Non Parallel Debt French Security Document; and

(iii)
waive, amend, perfect, enforce, release or take other actions under or in connection with, any Non Parallel Debt French Security or consented to in accordance with the Finance Documents and/or the Non Parallel Debt French Security Documents.

(c)
Each Finance Party (other than the Security Agent) acknowledges that the Security Agent has been appointed by it to constitute, register, manage and enforce all Non Parallel Debt French Security created in its favour by any Non Parallel Debt French Security Document for the purposes of article 2328-1 of the French Code civil, and agrees that the Security Agent may exercise the rights and perform the obligations assumed by it pursuant to its nomination in accordance with applicable law from time to time.

26.3	Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision;

(B)	in all other cases, the Majority Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or all the Lenders, from that Lender or all the Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or all the Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender, the Majority Lenders or all the Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)
The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.  This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

26.4	Duties of the Agent

(a)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	Subject to paragraph (c) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Without prejudice to Clause 24.6 (Copy of Transfer Certificate or Increase Confirmation to Company), paragraph (b) above shall not apply to any Transfer Certificate or Increase Confirmation.

(d)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Arranger or the Security Agent) under this Agreement it shall promptly notify the other Finance Parties.

(g)
The Agent shall provide to the Company, within 10 Business Days of a request by the Company (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(h)	The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

(i)	The Agent shall promptly forward to the Security Agent a copy of all notices issued pursuant to Clause 23.22 (Acceleration).

26.5	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.6	No fiduciary duties

(a)	Nothing in any Finance Document constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	None of the Agent, the Arranger or any Ancillary Lender shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.7	Business with the Group

The Agent, the Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.8	Rights and discretions of the Agent

(a)	The Agent may

(i)	rely on:

(A)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised; and

(B)	assume that:

(1)	any instructions received by it from the Majority Lenders, any Lenders or all the Lenders are duly given in accordance with the terms of the Finance Documents; and

(2)	unless it has received notice of revocation, that those instructions have not been revoked; and

(C)	rely on a certificate from any person:

(1)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(2)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

(D)	as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be desirable.

(e)
The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)	The Agent may act in relation to the Finance Documents through its officers, employees and agents and the Agent shall not:

(i)	be liable for any error of judgment made by any such person; or

(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent's gross negligence or wilful misconduct.

(g)	Unless a Finance Document expressly provides otherwise the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	on the written request of the Company or the Majority Lenders shall, as soon as reasonably practicable, disclose,

the identity of a Defaulting Lender to the Company and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent or the Arranger is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(j)
Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

26.9	Responsibility for documentation

None of the Agent, the Coordinator, the Arranger or any Ancillary Lender is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)
any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

26.10	No duty to monitor

The Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

26.11	Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent or any Ancillary Lender), none of the Agent nor any Ancillary Lender will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct;

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(iii)	without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the Agent or any Ancillary Lender as applicable) may take any proceedings against any officer, employee or agent of the Agent or any Ancillary Lender in respect of any claim it might have against the Agent or any Ancillary Lender or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or any Ancillary Lender may rely on this Clause.

(c)
The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out:

(i)	any "know your customer" or other checks in relation to any person; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agent's liability, any liability of the Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss.  In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

26.12	Lenders' indemnity to the Agent

(a)
Each Lender shall (in proportion to its share of the Commitments or, if the Commitments are then zero, to its share of the Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 31.11 (Disruption to Payment Systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

(b)	Subject to paragraph (c) below, the Company shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to paragraph (a) above.

(c)	Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

26.13	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in The Netherlands as successor by giving notice to the other Finance Parties and the Company.

(b)
Alternatively the Agent may resign by giving 30 days' notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)
If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent.

(d)
If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 26 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with the current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent's normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent)  and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).  Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 20.12 (FATCA Information) and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 20.12 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) a Lender believes that a Party may be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

26.14	Replacement of the Agent

(a)
After consultation with the Company, the Majority Lenders may, by giving 30 days' notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor.

(b)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agent) and this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.15	Confidentiality

(a)
In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)
Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

26.16	Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent's principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents.  Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 34.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 34.2 (Addresses) and paragraph (a)(iii) of Clause 34.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)
Each Secured Party shall supply the Agent with any information that the Security Agent may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.  Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

26.17	Credit appraisal by the Lenders and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender and Ancillary Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)
whether that Lender or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy or completeness of any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Lender and Ancillary Lender warrants to the Agent and the Arranger that it has not relied on and will not at any time rely on the Agent or the Arranger in respect of any of these matters.

26.18	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.19	Agent's Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.12 (Lenders' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

26.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

27.	ROLE OF SECURITY AGENT

27.1	Appointment of Security Agent

(a)
Each of the Agent, the Arranger, the Lenders and the Hedge Counterparties hereby appoints the Security Agent to act as its agent in connection herewith and authorises the Security Agent to exercise such rights, powers and discretions as are specifically delegated to the Security Agent by the terms hereof together with all rights, powers and discretions as are reasonably incidental thereto or necessary to give effect to the rights, powers and discretions of the Security Agent hereby created and each of the Agent, the Arranger, the Lenders and the Hedge Counterparties irrevocably authorises the Security Agent on its behalf (i) to enter into each Security Document and (ii) to acknowledge the provisions of each Security Document, including but not limited to any "Parallel Debt" provision contained therein.

(b)	Each of the Secured Parties hereby:

(i)
appoints, with the express consent pursuant to articles 1394 and 1395 of the Italian Civil Code, the Security Agent to be its mandatario con rappresentanza and common representative for the purpose of executing in the name and on behalf of the Secured Parties any Security Document which is expressed to be governed by Italian law;

(ii)	grants the Security Agent the power to negotiate and approve the terms and conditions of such Security Document, execute any other agreement or instrument, give or receive any notice or declaration, identify and specify to third parties the names of the Secured Parties at any given date, and take any other action in relation to the creation, perfection, maintenance, enforcement and release of the Security created thereunder in the name and on behalf of the Secured Parties;

(iii)
confirms that in the event that any Security created under the Security Documents remains registered in the name of a Secured Party after it has ceased to be a Secured Party then the Security Agent shall remain empowered to execute a release of such Security in its name and on its behalf; and

(iv)	undertakes to ratify and approve any such action taken in the name and on behalf of the Secured Parties by the Security Agent acting in its appointed capacity.

27.2	Parallel Debt

(a)
Notwithstanding any other provision of this Agreement each Obligor hereby irrevocably and unconditionally undertakes to pay to the Security Agent expressly (including any successor Security Agent), as creditor in its own right and not as representative (vertegenwoordiger) of the other Finance Parties, sums equal to and in the currency of each amount payable by the Obligors to each of the Finance Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any suspension of payment, moratorium, discharge by operation of law or analogous event (the "Parallel Debt").

(b)
The Security Agent shall have its own independent right to demand payment of the amounts payable by the Obligors under this Clause 27.2 irrespective of any suspension, extinction or any other discharge for any reason whatsoever (otherwise than by payment) of the Obligors' obligation to pay those amounts to the other Finance Parties other than a discharge by virtue of payment which those Finance Parties are entitled to retain.

(c)
Any amount due and payable by any Obligor to the Security Agent under this Clause 27.2 shall be decreased to the extent that the other Finance Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Obligors to the other Finance Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 27.2.

(d)
The rights of the Finance Parties (other than the Security Agent) to receive payment of amounts payable by the Obligors under the Finance Documents are several and are separate and independent from, and without prejudice to, the rights of the Security Agent to receive payment under this Clause 27.2.

27.3	Provisions related to German Law

(a)	The Security Agent shall:

(i)
hold and administer any Security governed by German law which is security assigned (Sicherungseigentum/Sicherungsabtretung) or otherwise transferred under a non-accessory security right (nicht-akzessorische Sicherheit) to it as trustee (treuhänderisch) for the benefit of the Secured Parties; and

(ii)	administer any Security governed by German law which is pledged (Verpfändung) or otherwise transferred to any Secured Party under an accessory security right (akzessorische Sicherheit) as agent.

(b)	Each Secured Party hereby authorises the Security Agent (whether or not by or through employees or agents):

(i)
to exercise such rights, remedies, powers and discretions as are specifically delegated to or conferred upon the Security Agent under the Security Documents together with such powers and discretions as are reasonably incidental thereto;

(ii)	to take such action on its behalf as may from time to time be authorised under or in accordance with the Security Documents; and

(iii)
to accept as its representative (Stellvertreter) any pledge or other creation of any accessory security right granted in favour of such Secured Party in connection with the Finance Documents under German law and to agree to and execute on its behalf as its representative (Stellvertreter) any amendments and/or alterations to any Security Document governed by German law which creates a pledge or any other accessory security right (akzessorische Sicherheit) including the release or confirmation of release of such Security.

(c)
To the extent legally possible, each of the Secured Parties hereby releases the Security Agent from any restrictions on representing several persons and self-dealing under any applicable law, and in particular from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch), to make use of any authorisation granted under this Agreement and to perform its duties and obligations as Security Agent hereunder and under the Security Documents. A Secured Party which is barred by its constitutional documents or by laws from granting such exemption shall notify the Security Agent accordingly. The Security Agent shall have the power to grant sub-power of attorney (including under release from the restrictions of Section 181 of the German Civil Code (Bürgerliches Gesetzbuch)) to the extent legally possible.

(d)
Each Secured Party hereby ratifies and approves all acts and declarations previously done by the Security Agent on such Secured Party's behalf (including for the avoidance of doubt the declarations made by the Security Agent as representative without power of attorney (Vertreter ohne Vertretungsmacht) in relation to the creation of any pledge (Pfandrecht) on behalf and for the benefit of any Secured Party as future pledgee or otherwise).

27.4	Provisions related to Swiss law

Appointment of Security Agent

(a)	Each Finance Party (other than the Agent) appoints the Security Agent to act as its agent under and in connection with the Security Documents.

(b)
Each Finance Party authorizes the Security Agent to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(c)	In particular and with regard to each Security Document governed by Swiss law, each Finance Party appoints and authorizes the Security Agent:

(i)	to enter into each Security Document that is non accessory (nicht-akzessorisch) in nature (such as an assignment agreement) in its own name, but for the benefit of the other Finance Parties; and

(ii)
to enter into each Security Document that is accessory (akzessorisch) in nature (such as a share pledge agreement) for itself and for and on behalf of the other Finance Parties as direct representative (direkter Sterllvertreter) and each of the Finance Parties and the Borrower acknowledge that each Finance Party (including, without limitation, any new Finance Party) will be party to such Security Document.

(d)
Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

Trust

(e)
Unless provided to the contrary in any Security Document, each Finance Party thereby requests the Security Agent to acquire and the Security Agent declares that it shall hold the Transaction Security, and all other rights, title and interests in, to and under the Finance Documents to which it is a party and expressed to be a trustee and all proceeds of enforcement of the Transaction Security and of such Finance Documents, on trust for the Finance Parties on the terms contained in this Agreement.

(f)	To the extent that the trust relationship as such is not recognised by Swiss law, it shall be interpreted to be

(i)	a principal agent relationship (Treuhandverhältnis) in the case of each Security Document that is non accessory (nicht-akzessorisch) in nature (such as an assignment agreement);

(ii)	a direct representative relationship (direkte Stellvertretung) in case of each Security Document that is accessory (akzessorisch) in nature (such as a share pledge agreement).

27.5	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

27.6	Security Agent's Instructions

The Security Agent shall:

(a)
unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume (i) that any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that any instructions or directions given by the Agent have not been revoked;

(b)
be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to, carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.

27.7	Security Agent's Actions

Subject to the provisions of this Clause 27:

(a)
the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)
at any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.

27.8	Security Agent's Discretions

The Security Agent may:

(a)
assume (unless it has received actual notice to the contrary in its capacity as Security Agent for the Secured Parties) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents; and (ii) any right, power, authority or discretion vested in any person has not been exercised;

(b)
if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied;

(c)
engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)
rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Secured Party or an Obligor, upon a certificate signed by or on behalf of that person; and

(e)
refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

27.9	Security Agent's Obligations

The Security Agent shall promptly inform the Agent of:

(a)	the contents of any notice or document received by it in its capacity as Security Agent from any Obligor under any Finance Document; and

(b)
the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.

27.10	Excluded Obligations

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent shall not:

(a)	be bound to enquire as to (i) whether or not any Default has occurred or (ii) the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account;

(c)
be bound to disclose to any other person (including but not limited to any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.

27.11	Exclusion of Security Agent's liability

The Security Agent is not responsible or liable for:

(a)
the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Security Agent or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security;

(c)
any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from the Agent or otherwise, unless directly caused by its gross negligence or wilful misconduct;

(d)
the exercise of, or the failure to exercise, any judgement, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.

27.12	No proceedings

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent may rely on this Clause.

27.13	Own responsibility

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has at all times been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy and enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(c)
whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any other person or any of their respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(d)
the adequacy, accuracy and/or completeness of any information provided by the Security Agent or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document; and

(e)
the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

27.14	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)
register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)
take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.

27.15	Insurance by Security Agent

(a)
The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents.  The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)
Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Agent has failed to do so within fourteen days after receipt of that request.

27.16	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title that each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

27.17	Refrain from Illegality

The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

27.18	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

27.19	Releases

(a)	Upon a disposal of any of the Charged Property or the resignation of an Obligor in accordance with Clause 25 (Changes to the Obligors):

(i)	pursuant to the enforcement of the Transaction Security by the Security Agent;

(ii)	if that disposal is permitted under the Finance Documents; or

(iii)	if the Security Agent is instructed to release the Transaction Security granted by the resigning Obligor under the terms of Clause 25 (Changes to the Obligors),

the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security or the Transaction Security given by that Obligor and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset or Obligor and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.

(b)
Upon a disposal of shares in the capital of an Obligor pursuant to the enforcement of the Transaction Security over such shares by the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Company and without any consent, sanction, authority or further confirmation from any of the Finance Parties) to release:

(i)	that Obligor and any Subsidiary of that Obligor from all Secured Obligations (including the guarantee provided for under Clause 18 (Guarantee and Indemnity) under any of the Finance Documents;

(ii)	any Transaction Security granted by that Obligor or any Subsidiary of that Obligor over any of its assets; and

(iii)	any other claim of any Finance Party or member of the Group over that Obligor's assets or over the assets of any Subsidiary of that Obligor,

on behalf of the relevant Finance Parties.

27.20	Lender indemnity to the Security Agent

Each Lender shall (in proportion to its share of the Commitments or, if the Commitments are then zero, to its share of the Commitments immediately prior to their reduction to zero) indemnify the Security Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Security Agent (otherwise than by reason of the Security Agent's gross negligence or wilful misconduct) in acting as Security Agent under the Finance Documents (unless the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.21	Resignation of Security Agent

(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Company and to the Agent on behalf of the Lenders.

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Agent.

(c)
If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)
The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent's resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)
Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 26 (Role of the Agent and the Arranger) and 27 (Role of Security Agent).  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)
The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Security Agent shall resign in accordance with paragraph (b) above.

27.22	Delegation

(a)
The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)
The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

27.23	Additional Security Agents

(a)
The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate Security Agent or as a co-Security Agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Company and the Agent of that appointment.

(b)
Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)
The remuneration that the Security Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

28.	HEDGE COUNTERPARTIES AND HEDGING LIABILITIES

28.1	Accession of Hedge Counterparties

If any Finance Party provides hedging arrangements to an Obligor which are permitted under Clause 22.29 (Treasury Transactions) and such Finance Party is not yet a party to this Agreement as Hedge Counterparty, such Finance Party providing hedging arrangements to any Obligor shall not be entitled to share in any of the Transaction Security or in the benefit of any guarantee or indemnity in respect of any of the liabilities arising in relation to those hedging arrangements nor shall those liabilities be treated as Hedging Liabilities, unless such Finance Party accedes to this Agreement, as a Hedge Counterparty by way of such Finance Party executing a Hedge Counterparty Accession Undertaking.

28.2	Restriction on payment of Hedging Liabilities

The Obligors shall not, and shall procure that no other member of the Group will, make any payment of the Hedging Liabilities at any time unless:

(a)	that payment is permitted under Clause 28.3 (Permitted payments of Hedging Liabilities); or

(b)	the taking or receipt of that payment is permitted under paragraph (c) of Clause 28.8 (Permitted enforcement by Hedge Counterparties).

28.3	Permitted payments of Hedging Liabilities

(a)
Subject to paragraph (b) below, the Obligors may make payments to any Hedge Counterparty in respect of the Hedging Liabilities then due to that Hedge Counterparty under any Hedging Agreement in accordance with the terms of that Hedging Agreement:

(i)	if the payment is a scheduled payment arising under the relevant Hedging Agreement;

(ii)	to the extent that the relevant Obligor's obligation to make the payment arises as a result of the operation of:

(A)
any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Agreement is based on a 1992 ISDA Master Agreement);

(B)
any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement (if the Hedging Agreement is based on a 2002 ISDA Master Agreement); or

(C)	any provision of a Hedging Agreement which is similar in meaning and effect to any provision listed in paragraphs (A) or

(B) above (if the Hedging Agreement is not based on an ISDA Master Agreement);

(iii)	to the extent that the relevant Obligor's obligation to make the payment arises from a Non-Credit Related Close-Out;

(iv)	to the extent that:

(A)	the relevant Obligor's obligation to make the payment arises from a Credit Related Close-Out in relation to that Hedging Agreement; and

(B)	no Event of Default is continuing at the time of that payment; or

(v)	if the Majority Lenders give prior written consent to the payment being made.

(b)
No payment may be made to a Hedge Counterparty under paragraph (a) above if any scheduled payment due from that Hedge Counterparty to an Obligor under a Hedging Agreement to which they are both party is due and unpaid.

(c)
Failure by an Obligor to make a payment to a Hedge Counterparty which results solely from the operation of paragraph (b) above shall, without prejudice to Clause 28.4 (Payment obligations continue), not result in a default (however described) in respect of that Obligor under that Hedging Agreement.

28.4	Payment obligations continue

No Obligor shall be released from the liability to make any payment (including of default interest, which shall continue to accrue) under any Hedging Agreement by the operation of Clauses 28.1 (Restriction on payment of Hedging Liabilities) and 28.3 (Permitted payments of Hedging Liabilities) even if its obligation to make that payment is restricted at any time by the terms of any of those Clauses.

28.5	Amendments and waivers of Hedging Agreements

(a)	Subject to paragraph (b) below, the Hedge Counterparties may not, at any time, amend or waive any term of the Hedging Agreements.

(b)
A Hedge Counterparty may amend or waive any term of a Hedging Agreement in accordance with the terms of that Hedging Agreement if that amendment or waiver does not breach another term of this Agreement.

28.6	Security for Hedge Counterparties

The Hedge Counterparties may not take, accept or receive the benefit of any Security, guarantee, indemnity or other assurance against loss from any member of the Group in respect of the Hedging Liabilities other than:

(a)	the Transaction Security;

(b)	any guarantee, indemnity or other assurance against loss contained in:

(i)	this Agreement; or

(ii)	the relevant Hedging Agreement no greater in extent than any of those referred to in paragraph (i) above; and

(c)
the indemnities contained in the ISDA Master Agreements (in the case of a Hedging Agreement which is based on an ISDA Master Agreement) or any indemnities which are similar in meaning and effect to those indemnities (in the case of a Hedging Agreement which is not based on an ISDA Master Agreement).

28.7	Restriction on enforcement by Hedge Counterparties

Subject to Clause 28.8 (Permitted enforcement by Hedge Counterparties) and Clause 28.9 (Required enforcement by Hedge Counterparties), the Hedge Counterparties shall not pre-maturely terminate or close-out any of the hedging transactions or use any right of set-off or payment netting under any of the Hedging Agreements at any time, unless explicitly permitted under this Agreement (including for the avoidance of doubt any Close Out Netting).

28.8	Permitted enforcement by Hedge Counterparties

(a)
To the extent it is able to do so under the relevant Hedging Agreement, a Hedge Counterparty may terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement prior to its stated maturity:

(i)	if a notice has been served to the Company by the Agent in accordance with Clause 23.22 (Acceleration);

(ii)	if:

(A)	in relation to a Hedging Agreement which is based on the 1992 ISDA Master Agreement:

(1)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(2)	an event similar in meaning and effect to a "Force Majeure Event" (as defined in paragraph (B) below),

has occurred in respect of that Hedging Agreement;

(B)
in relation to a Hedging Agreement which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement) has occurred in respect of that Hedging Agreement; or

(C)
in relation to a Hedging Agreement which is not based on an ISDA Master Agreement, any event similar in meaning and effect to an event described in paragraphs (A) or (B) above has occurred under and in respect of that Hedging Agreement;

(iii)	if an Event of Default has occurred under either Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency proceedings) in relation to an Obligor which is party to that Hedging Agreement;

(iv)	if the Majority Lenders give prior written consent to that termination or close-out being made;

(v)	if the only Secured Obligations are the Hedging Liabilities; or

(vi)	to the extent that termination close-out is necessary:

(A)
to ensure that the aggregate notional amount hedged by way of interest rate hedge transactions under the Hedging Agreements does not exceed the aggregate amount of principal outstanding under this Agreement; or

(B)	to comply with the Hedging Letters.

(b)
If an Obligor has defaulted on any payment due under a Hedging Agreement (after allowing any applicable notice or grace periods) and the default has continued unwaived for more than 10 Business Days after notice of that default has been given to the Security Agent and the Agent, the relevant Hedge Counterparty:

(i)	may, to the extent it is able to do so under the relevant Hedging Agreement, terminate or close-out in whole or in part any hedging transaction under that Hedging Agreement; and

(ii)
until such time as the Security Agent has given notice to that Hedge Counterparty that the Transaction Security is being enforced (or that any formal steps are being taken to enforce the Transaction Security), shall be entitled to exercise any right it might otherwise have to sue for, commence or join legal or arbitration proceedings against any Obligor to recover any Hedging Liabilities due under that Hedging Agreement.

28.9	Required enforcement by Hedge Counterparties

(a)
Subject to paragraph (b) below, a Hedge Counterparty shall promptly terminate or close-out in full any hedging transaction under all or any of the Hedging Agreements to which it is party prior to their stated maturity, following:

(i)	if a notice has been served to the Company by the Agent in accordance with Clause 23.22 (Acceleration) and delivery to it of a notice from the Security Agent thereof; and

(ii)	delivery to it of a subsequent notice from the Security Agent (acting on the instructions of the Majority Lenders) instructing it to do so.

(b)
Paragraph (a) above shall not apply to the extent that a notice has been served to the Company by the Agent in accordance with Clause 23.22 (Acceleration) as a result of an arrangement made between any Obligor and the Majority Lenders with the purpose of bringing about such notice.

(c)
If a Hedge Counterparty is entitled to terminate or close-out any hedging transaction under paragraph (b) of Clause 28.8 (Permitted enforcement Hedge Counterparties) (or would have been able to if that Hedge Counterparty had given the notice referred to in that paragraph) but has not terminated or closed out each such hedging transaction, that Hedge Counterparty shall promptly terminate or close-out in full each such hedging transaction following a request to do so by the Security Agent (acting on the instructions of the Majority Lenders).

28.10	Treatment of payments due to Obligors on termination of hedging transactions

(a)
If, on termination of any hedging transaction under any Hedging Agreement occurring after a notice has been served to the Company by the Agent in accordance with Clause 23.22 (Acceleration) a settlement amount or other amount (following the application of any Close-Out Netting, Payment Netting or Inter-Hedging Agreement Netting in respect of that Hedging Agreement) falls due from a Hedge Counterparty to the relevant Obligor then that amount shall be paid by that Hedge Counterparty to the Security Agent, treated as the proceeds of enforcement of the Transaction Security and applied in accordance with the terms of this Agreement.

(b)
The payment of that amount by the Hedge Counterparty to the Security Agent in accordance with paragraph (a) above shall discharge the Hedge Counterparty's obligation to pay that amount to that Obligor.

29.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.	SHARING AMONG THE FINANCE PARTIES

30.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) or

Clause 33 (Application of Proceeds) (a "Recovered Amount") and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.6 (Partial payments).

30.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the "Sharing Finance Parties") in accordance with Clause 31.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3	Recovering Finance Party's rights

On a distribution by the Agent under Clause 30.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

30.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the "Redistributed Amount"); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

30.5	Exceptions

(a)
This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

30.6	Ancillary Lenders

(a)	This Clause 30 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to service of notice under Clause 23.22 (Acceleration).

(b)
Following service of notice under Clause 23.22 (Acceleration), this Clause 30 shall apply to all receipts or recoveries by Ancillary Lenders except to the extent that the receipt or recovery represents a reduction of the Permitted Gross Outstandings of a Multi-account Overdraft to or towards an amount equal to its Designated Net Amount.

SECTION 11

ADMINISTRATION

31.	PAYMENT MECHANICS

31.1	Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)
Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies, other than a Non-Cooperative Jurisdiction as far as payments from Obligors established in France for tax purposes are concerned.

31.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor), Clause 31.4 (Clawback and pre-funding) and Clause 26.20 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank specified by that Party in the principal financial centre of the country of that currency, other than a Non-Cooperative Jurisdiction as far as payments received from Obligors established in France for tax purposes are concerned.

31.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4	Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent has notified the Lenders that it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Company of that Lender's identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5	Impaired Agent

(a)
If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 31.1 (Payments to the Agent) may instead pay that amount direct to the required recipient(s). In that case such payments must be made on the due date for payment under the Finance Documents.

(b)	A Party which has made a payment in accordance with this Clause 31.5 shall be discharged of the relevant payment obligation under the Finance Documents.

31.6	Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

31.8	Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than Euro shall be paid in that other currency.

31.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 38 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.	SET-OFF

(a)
A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(b)
Any credit balances taken into account by an Ancillary Lender when operating a net limit in respect of any overdraft under an Ancillary Facility shall on enforcement of the Finance Documents be applied first in reduction of the overdraft provided under that Ancillary Facility in accordance with its terms.

33.	APPLICATION OF PROCEEDS

33.1	Order of Application

All moneys from time to time received or recovered by the Security Agent in connection with the realisation or enforcement of all or any part of the Transaction Security shall be held by the Security Agent to apply them at such times as the Security Agent sees fit, to the extent permitted by applicable law, in the following order of priority:

(a)	in discharging any sums owing to the Security Agent;

(b)
in payment to the Agent, on behalf of the Secured Parties, for application towards the discharge of all sums due and payable by any Obligor under any of the Finance Documents in accordance with Clause 31.6 (Partial Payments) and Hedging Argreements;

(c)
if none of the Obligors is under any further actual or contingent liability under any Finance Document (including any Hedging Agreement), in payment to any person to whom the Security Agent is obliged to pay in priority to any Obligor; and

(d)	the balance, if any, in payment to the relevant Obligor.

33.2	Investment of Proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 33.1 (Order of Application) the Security Agent may, at its discretion, hold all or part of those proceeds in an interest bearing suspense or impersonal account(s) in the name of the Security Agent or Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Security Agent's discretion in accordance with the provisions of this Clause 33.

33.3	Currency Conversion

(a)
For the purpose of or pending the discharge of any of the Secured Obligations the Security Agent may convert any moneys received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Obligations are due with the amount received.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

33.4	Permitted Deductions

The Security Agent shall be entitled (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Tax or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement, and to pay all Tax which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (except in connection with its remuneration for performing its duties under this Agreement).

33.5	Discharge of Secured Obligations

(a)
Any payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Lenders and that payment shall be a good discharge to the extent of that payment, to the Security Agent.

(b)	The Security Agent is under no obligation to make payment to the Agent in the same currency as that in which any Unpaid Sum is denominated.

33.6	Sums received by Obligors

If any of the Obligors receives any sum which, pursuant to any of the Finance Documents, should have been paid to the Security Agent, that sum shall promptly be paid to the Security Agent for application in accordance with this Clause.

34.	NOTICES

34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

34.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender, each Ancillary Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent and Security Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

34.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)
Any communication or document to be made or delivered to the Agent or to the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's or the Security Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(e)	All notices to a Lender from the Security Agent shall be sent through the Agent.

34.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 34.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

34.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly.  This provision shall not operate after a replacement Agent has been appointed.

34.6	Electronic communication

(a)
Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days' notice.

(b)
Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or Security Agent shall specify for this purpose.

(c)	Any electronic communication which becomes effective, in accordance with paragraph (b) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

34.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

35.	CALCULATIONS AND CERTIFICATES

35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

36.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party or Secured Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document.  No election to affirm any Finance Document on the part of any Finance Party or Secured Party shall be effective unless it is in writing.  No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

38.	AMENDMENTS AND WAIVERS

38.1	Required consents

(a)
Subject to Clause 38.2 (Exceptions) and Clause 27.19 (Releases) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent, or in respect of the Security Documents the Security Agent, may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)
Without prejudice to the generality of paragraphs (c), (d) and (e) of Clause 26.8  (Rights and discretions), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)
Each Obligor agrees to any such amendment or waiver permitted by this Clause 38 which is agreed to by the Company.  This includes any amendment or waiver which would, but for this paragraph (d), require the consent of all of the Guarantors.

38.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Lenders" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in any Commitment, an extension of any Availability Period or any requirement that a cancellation of Commitments reduces the Commitments rateably under the relevant Facility;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 25 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), this Clause 38, Clause 41 (Governing law) or Clause 42 (Enforcement);

(viii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and indemnity);

(ix)	the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Transaction Security are distributed;

(x)
an amendment or waiver which relates to the release of any guarantee and indemnity granted under Clause 18 (Guarantee and indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(xi)	any amendment to the subordination under a Subordinated Shareholder Loan Agreement,

shall not be made without the prior consent of all the Lenders.

(b)
An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Arranger, any Ancillary Lender or a Hedge Counterparty (each in their capacity as such) may not be effected without the consent of the Agent, the Security Agent, the Arranger, that Ancillary Lender or that Hedge Counterparty, as the case may be.

(c)	If any Lender fails to respond to a request for a consent, waiver or amendment of or in relation to any of the terms of any Finance Document or other vote of

Lenders under the terms of this Agreement within 15 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made, its Commitment and/or participation shall not be included for the purpose of calculating the Commitments or participations under the Facilities when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Commitments and/or participations has been obtained to approve that request.

38.3	Disenfranchisement Group members

For so long as a member of the Group (including any (in)direct shareholders of the Company and its Affiliates) (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement has or arrangement has not been terminated:

(a)
in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(b)	for the purposes of Clause 38.2 (Exceptions), such Group member or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender.

38.4	Disenfranchisement of Defaulting Lenders

(a)
For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 38.4 the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

38.5	Replacement of Lender

(a)	If at any time:

(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below);

(ii)
an Obligor becomes obliged to repay any amount in accordance with Clause 8.1 (Illegality) or to pay additional amounts pursuant to Clause 14.1 (Increased Costs) or Clause 13.2 (Tax gross-up) to any Lender in excess of amounts payable to the other Lenders generally; or

(iii)
any amount payable to any Lender by an Obligor established in France for tax purposes under a Finance Document is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Obligor by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Facility Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, then the Company may, on 5 Business Days' prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company, and which is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender's participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)
in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 40 Business Days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i)
the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents; and

(ii)
Lenders whose Commitments aggregate at least 60 per cent. of the aggregate Commitments (or, if the aggregate Commitments have been reduced to zero, aggregated at least 60 per cent. of the aggregate Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a "Non-Consenting Lender".

38.6	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Agent and such Lender:

(i)
replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities,

to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Company, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender's participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 38.5 shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent or Security Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 5 Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

39.	CONFIDENTIALITY

39.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 39.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

39.2	Disclosure of Confidential Information

Any Finance Party may, subject (where applicable) to the provisions of article L.511-33 of the French Code monétaire et financier, disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom sub paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.16 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph b(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.7 (Security over Lenders' rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

39.3	Entire agreement

Subject to the provisions of article L.511-33 of the French Code monétaire et financier, this Clause 39 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

39.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 39.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 39.

39.6	Continuing obligations

The obligations in this Clause 39 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

40.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

41.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by Dutch law.

42.	ENFORCEMENT

42.1	Jurisdiction

(a)
The Courts (Rechtbank) of Amsterdam, The Netherlands, subject to ordinary appeal (hoger beroep) and final appeal (cassatie) shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes (respectively "Proceedings" and "Disputes") arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) and, for such purposes, each of the parties hereto irrevocably submits to the exclusive jurisdiction of such courts.

(b)
This Clause 42.1 (Jurisdiction) is for the benefit of the Finance Parties only.  As a result, and notwithstanding paragraph (a) of Clause 42.1, any Finance Party may take proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

ING Commercial Banking
Agency
Bijlmerplein 888, 1102 MG Amsterdam, The
Netherlands
ING Bank NV, registered office Amsterdam
Trade Register no 33031431 Amsterdam

Brand Loyalty Group B V
Attn C Mennen-Vermeule
Koningsweg 101
5211 BH Den Bosch

Date	Phone	Processed by	Location
28 March 2014	+31 20 563 52 70	Denice Sedney	AMP N 04 047

Subject.
Request for covenant amendment Bandloyalty

Dear Madam and Sirs,

With reference to the 4 October 2011 EUR 150,000,000 secured facilities agreement, as amended on 26 July 2012 and amended and restated on 17 January 2013 and as further amended and restated on 19 December 2013, we herewith inform you that the Lenders have given their approval to the request in your letter dated 11 March 2014 to amend the covenants as follows

The Minimum EBITDA covenant and Senior Net Leverage covenant for 31/3/2014 and 30/6/2014 will be amended as follows:

	Q1 2014	Q2 2014
Minimum EBITDA	≥ EUR 27.5 min	≥ EUR 32.5 min
Senior Net Leverage	≤ 4.00x	≤ 3 00x

Additional information undertakings.
For the period that Senior Net Leverage exceeds the ratio 3 00x, Brand Loyalty will provide
I.	A monthly overview of the stock positions and changes including a split-up between allocated and unallocated stock and;
II.	Financial Statements on a monthly basis

Margin
The applicable Margin for Q1 and Q2 2014 will be
i.	Q1 2014 out of the box margin of 380bps
ii.	Q2 2014 margin grid applicable plus an additional margin of 30bps

We trust to have informed you sufficiently. Should you have any questions, please do not hesitate to contact us.

Yours faithfully,
ING Bank N.V.	/s/ L. Brun
Agency	L. Brun